UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. __)

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IMPAX LABORATORIES, INC.

 (Name of Registrant as Specified In Its Charter)

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30831 Huntwood Avenue

Hayward, California 94544

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Impax Laboratories, Inc. to be held on Tuesday, May 12, 2015 at 9:00 a.m., Pacific Daylight Time, at the San Francisco Marriot Waterfront Hotel located at 1800 Old Bayshore Highway, Burlingame, California, 94010.

Details regarding the business to be conducted at the Annual Meeting are described in the accompanying notice of the Annual Meeting and proxy statement. We have also provided a copy of our 2014 Annual Report, which includes our audited financial statements and provides information about our business and products. We encourage you to read these materials carefully.

Your vote is important. Whether you plan to attend the Annual Meeting in person or not, we hope you will vote as soon as possible. You may vote by proxy electronically through the Internet or by telephone, as described in the accompanying materials, or by completing and signing the enclosed proxy card and returning it in the self-addressed envelope provided for your convenience. Please review the instructions on each of your voting options described in the proxy statement.

On behalf of our board of directors, I would like to express our appreciation for your continued support. We look forward to seeing you at the Annual Meeting.

Sincerely,

Robert L. Burr
Chairman of the Board of Directors

April 14, 2015

IMPAX LABORATORIES, INC.

30831 Huntwood Avenue

Hayward, California 94544

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2015

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to Be Held on May 12, 2015:

the Proxy Statement and the Annual Report to Stockholders

are available at www.voteproxy.com

To Our Stockholders:

The 2015 Annual Meeting of Stockholders of Impax Laboratories, Inc. (the “Annual Meeting”) will be held on Tuesday, May 12, 2015, at 9:00 a.m., Pacific Daylight Time, at the San Francisco Marriot Waterfront Hotel located at 1800 Old Bayshore Highway, Burlingame, California, 94010 for the following purposes:

(i)	to elect nine directors named in the accompanying proxy statement;

(ii)	to hold an advisory vote to approve named executive officer compensation (“say-on-pay”);

(iii)	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

(iv)	to transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

You may obtain directions to the San Francisco Marriott Waterfront Hotel by contacting it directly at (650) 692-9100 or accessing the hotel’s Web site at http://www.marriott.com/hotels/travel/sfobg-san-francisco-airport-marriott-waterfront/.

Only stockholders of record at the close of business on April 6, 2015 are entitled to notice of, and to vote at, the Annual Meeting and at any postponements or adjournments thereof. A list of such stockholders will be available for inspection by our stockholders at the Annual Meeting, as well as at our principal executive offices located at 30831 Huntwood Avenue, Hayward, California 94544 during ordinary business hours for the 10-day period prior to the Annual Meeting.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO VOTE YOUR SHARES PROMPTLY TO ENSURE THEY ARE REPRESENTED AT THE ANNUAL MEETING. YOU MAY SUBMIT YOUR PROXY VOTE BY TELEPHONE OR ELECTRONICALLY THROUGH THE INTERNET AS DESCRIBED IN THE FOLLOWING MATERIALS OR BY COMPLETING AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.  Voting by telephone, Internet or mail will not prevent you from later revoking that proxy and voting in person at the Annual Meeting. If you want to vote at the Annual Meeting, but your shares are held in street name by a broker, trust, bank or other nominee, you will need to obtain proof of ownership as of April 6, 2015 and a proxy to vote the shares from such broker, trust, bank or other nominee.

By Order of the Board of Directors,

Mark A. Schlossberg, Esq.
Senior Vice President, General Counsel and Corporate Secretary

Hayward, California

April 14, 2015

i

IMPAX LABORATORIES, INC.

30831 Huntwood Avenue

Hayward, California 94544

(510) 240-6000

PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Why am I receiving these materials?

This proxy statement is furnished to you as a holder of our common stock, par value $0.01 per share, in connection with the solicitation of proxies by our board of directors for use at the 2015 Annual Meeting of Stockholders or at any postponement or adjournment thereof. References in this proxy statement to “Impax,” “the Company,” “we,” “us,” and “our” mean Impax Laboratories, Inc. and its subsidiaries unless the context indicates otherwise.

The notice of the Annual Meeting, this proxy statement, the enclosed proxy card and the annual report to stockholders, collectively referred to as the “proxy materials,” will be first sent or given to our stockholders on or about April 14, 2015.

When and where will the Annual Meeting be held?

The Annual Meeting will be held on Tuesday, May 12, 2015, at 9:00, a.m., Pacific Daylight Time, at the San Francisco Marriot Waterfront Hotel located at 1800 Old Bayshore Highway, Burlingame, California, 94010.

What proposals will be voted on at the Annual Meeting?

At the annual meeting, stockholders will consider and vote upon:

(i)	the election of nine directors named in this proxy statement;

(ii)	an advisory vote to approve named executive officer compensation, referred to as “say-on-pay;”

(iii)	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

(iv)	such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Our board is not aware of any other matters that will come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

How does the board of directors recommend that I vote?

The board unanimously recommends that stockholders vote:

(i)	“FOR” the election of the nine nominees for director named in the section entitled “Proposal One – Election of Directors” of this proxy statement;

(ii)	“FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement; and

(iii)	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

What is a proxy?

A proxy is your legal designation of another person, also referred to as the “proxy,” to vote on your behalf. By properly signing and returning the enclosed proxy card or by voting by Internet or telephone, you are giving the persons who our board designated as proxies the authority to vote your shares in the manner that you indicate on your proxy card or by voting by Internet or telephone. The board has designated Michael Nestor, President of Impax Specialty Pharma, our branded products division, and Mark Schlossberg, our Senior Vice President, General Counsel and Corporate Secretary, to serve as proxies for the Annual Meeting.  If any other matters properly come before the Annual Meeting or any postponement or adjournment of the meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters.

The proxy confers discretionary authority to the persons designated in our proxy to vote with respect to all other matters that may come before the Annual Meeting.

Whether or not you are able to attend the Annual Meeting, you are urged to complete and return your proxy, which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted in the manner recommended by our board on all matters presented in this proxy statement.

Who is entitled to vote at the Annual Meeting?

Our board set the close of business on April 6, 2015 as the “record date” for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof. On April 6, 2015, there were 71,897,115 shares of common stock issued and outstanding.

How do I vote my shares?

Stockholders of Record

If your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer and Trust, LLC, you are considered, with respect to those shares, the stockholder of record. Stockholders of record may vote in person at the Annual Meeting or by proxy using the enclosed proxy card, by telephone or electronically through the Internet.

The deadline for stockholders of record to vote by telephone or electronically through the Internet is 11:59 p.m., Eastern Time, on May 11, 2015. Set forth below is a summary of the three voting methods which stockholders of record may utilize to submit their votes by proxy:

Vote by Telephone —1-800-PROXIES or 1-800-776-9437. Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card (which contains your control number) in hand when you call, and follow the instructions provided.

Vote Electronically through the Internet —www.voteproxy.com. Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card (which contains your control number) in hand when you access the Web site. Follow the instructions to obtain your records and to create an electronic voting instruction form. The Internet voting procedures comply with Delaware law.

Vote by Mail — Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided you.

Whether or not you plan to attend the Annual Meeting, we urge you to vote promptly using one of these methods to ensure your vote is counted.

If you vote by telephone or electronically through the Internet, you do not need to return your proxy card.

Please note that although there is no charge to you for voting by telephone or electronically through the Internet, there may be costs associated with electronic or telephonic access such as usage charges of Internet service providers and telephone companies. We do not cover these costs; they are solely your responsibility. Please note, the telephone and Internet voting procedures available to you are valid forms of granting proxies under the General Corporation Law of the State of Delaware.

Beneficial Owners of Shares Held in Street Name

If your shares of common stock are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and you should have received these proxy materials from that organization rather than us. The organization holding your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct the organization holding your shares on how to vote the shares held in your account using the voting instructions received from such organization. You may vote in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote your uninstructed shares on “routine” matters but cannot vote on “non-routine” matters. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal Three) is considered routine under applicable rules. The organization that holds your shares may generally vote without your instruction on Proposal Three. The election of directors (Proposal One) and the advisory vote to approve named executive officer compensation (Proposal Two) are matters considered non-routine under applicable rules. If the organization that holds your shares does not receive instructions from you on how to vote your shares on Proposal One or Proposal Two, the organization that holds your shares will not be able to vote your shares on such matter. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. However, “broker non-votes” will be considered present at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Please instruct your bank or broker so your vote can be counted.

What vote is required to approve each proposal?

Each share of common stock that is outstanding as of the record date is entitled to one vote on each matter to be presented at the Annual Meeting. For Proposal One, each of the nine nominees for director receiving a majority of the votes cast with respect to such director (meaning the number of shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” such nominee) will be elected to serve on the board. Under Delaware law, an abstention or a broker non-vote will have no legal effect on the election of directors.

The approval of Proposal Two and Proposal Three and the approval of any other business as may properly come before the Annual Meeting, or any postponement or adjournment thereof, will require the affirmative vote of the majority of the shares of common stock that are present in person or represented by proxy at the Annual Meeting and are entitled to vote on the proposal at the Annual Meeting. Under Delaware law, an abstention will be considered present and entitled to vote on each proposal at the Annual Meeting and therefore will have the same legal effect as an “against” vote on Proposal Two and Proposal Three. Broker non-votes, however, will have no effect on Proposal Two as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner. Because brokers have discretionary authority to vote on Proposal Three, we do not expect any broker non-votes in connection with this Proposal.

What constitutes a quorum?

A quorum of stockholders is necessary to hold a valid annual meeting. In order for a quorum to be present at the Annual Meeting, a majority of the issued and outstanding shares of common stock at the close of business on the record date must be present in person or represented by proxy at the Annual Meeting. All such shares that are present in person or represented by proxy at the Annual Meeting will be counted in determining whether a quorum is present, including abstentions and broker non-votes.

Can I revoke my proxy?

Yes, you may revoke your proxy at any time before it is voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by submitting a later-dated proxy electronically through the Internet or by telephone, or another signed proxy (your latest telephone or Internet voting instructions are followed) or by submitting a signed written notice of revocation (stating that the proxy is revoked) with a later date to Mark Schlossberg, our Senior Vice President, General Counsel and Corporate Secretary, or by attending the Annual Meeting and voting in person.

Attendance at the Annual Meeting will not in itself constitute a revocation of your proxy.

Before the taking of the vote at the Annual Meeting, any written notice of revocation should be sent to Impax Laboratories, Inc., 30831 Huntwood Avenue, Hayward, California 94544, attention: Mark Schlossberg, or hand delivered to Mr. Schlossberg (or his designee) at the Annual Meeting.

If you are a beneficial owner of shares of common stock held in street name, please review the voting instructions provided by the organization holding your shares or contact such organization regarding how to change your vote. If you want to vote at the Annual Meeting, you will need to obtain proof of ownership as of the record date and a proxy to vote the shares from the organization holding your shares.

Where can I find the voting results of the Annual Meeting?

The voting results will be tallied by the inspector of election and published in our Current Report on Form 8-K, which we are required to file with the Securities and Exchange Commission, referred to as the “SEC,” within four business days following the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K with the SEC within four business days of the day the final results are available.

Who will bear the cost of the solicitation of proxies?

We will bear the cost of the solicitation of proxies and will reimburse the reasonable expenses of brokerage firms, banks, broker-dealers or other similar organizations incurred in forwarding material to beneficial owners of common stock.

Who will solicit proxies on behalf of the board of directors?

In addition to mailing the proxy materials, proxies for use at the Annual Meeting may be solicited by our directors, officers and employees, none of whom will receive additional compensation for such solicitation activities, in person or by telephone. We have also retained MacKenzie Partners, Inc. to solicit proxies for an aggregate fee of approximately $15,000 plus customary costs and expenses.

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Stockholders to Be Held on May 12, 2015

This proxy statement and our 2014 Annual Report are available at www.voteproxy.com. This website address contains the following documents: the notice of the annual stockholder meeting, this proxy statement, a sample proxy card and the 2014 annual report to stockholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

BOARD OF DIRECTORS CORPORATE GOVERNANCE HIGHLIGHTS

Our board believes that good corporate governance accompanies and contributes to the Company’s long-term business success and thus our board continuously monitors best practices in corporate governance and adopts measures it determines to be in the best interest of the Company’s stockholders. Highlights of our corporate governance practices include the following:

●

Board Leadership Structure. We separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles. Mr. Burr currently serves as the Chairman of the board, and Mr. Wilkinson serves as a director as well as our President and Chief Executive Officer. Our Chief Executive Officer is responsible for setting our strategic direction and for our day-to-day leadership and performance, while our Chairman provides guidance to our Chief Executive Officer, sets the agenda for board meetings and presides over meetings of the board. Our Chairman qualifies as an independent director. The board has selected this leadership structure in the belief that separating the principal executive officer and board chairman positions allows for a more efficient division of responsibilities in light of the high demands on the time of each. The board believes that its leadership structure is well suited to the Company’s business because it contributes to a more independent board, leads to productive internal board dynamics and allows our President and Chief Executive Officer to concentrate on our business and operations.

●

Director Stock Ownership Guidelines. Members of our board own significant amounts of the Company’s stock (see “—Security Ownership of Certain Beneficial Owners and Management” section).  The Company’s stock ownership policy requires each of our non-employee directors to hold shares of our common stock having a total value that equals or exceeds the lesser of (i) three times the amount of the director’s annual retainer for service on our board as of February 27, 2013 or the effective date of election or appointment for any non-employee director elected or appointed to the board after February 27, 2013 and (ii) three times the amount of the director’s annual retainer for service on the board during the most recently completed fiscal year.  Each current non-employee director of our board will have until February 27, 2018 to become compliant with the policy and each newly elected or appointed non-employee director will have five years from the effective date such non-employee director joins the board to become compliant with the stock ownership policy. In the event a non-employee director fails to satisfy the ownership requirement following the applicable compliance date, such non-employee director will be required to retain at least 50% of the shares of our common stock acquired upon exercise or vesting of equity awards held by such director until the ownership requirement is attained or exceeded.

●

All Directors Elected Annually by Majority Vote. Our company does not have a staggered board and as such, our board is accountable to our stockholders through the annual election of all our directors by majority vote. As described below, under the amendment to our amended and restated bylaws, in uncontested elections for directors, if a nominee for director who is an incumbent director is not re-elected by a majority of votes cast, our bylaws require the director to promptly tender his or her resignation to the board for consideration. The nominating committee will then consider the resignation and make a recommendation to the board as to whether to accept or reject the tendered resignation or take other action.

●	Executive Sessions of Independent Directors. Our independent directors meet privately on a regular basis and Mr. Burr, our current Chairman, presides at those meetings.

●	Director Access to Management. Our directors have unfettered access to members of our senior management and other key employees.

●

Management Participation in Board Meetings. Key senior managers regularly attend board meetings and topics are presented to our board by members of senior management who are most knowledgeable about the issue at hand. Our board encourages an open and informal environment to facilitate dialogue between directors and management.

●	Independent Advisors. Our board and its committees are able to access and retain independent advisors as and to the extent they deem necessary or appropriate.

●	Annual Board Evaluation. Our nominating committee oversees the annual review of our board and its committees, as well as a review of each individual director’s performance against the established responsibilities of our board members. Each board committee also is responsible for conducting an annual review of its committee’s performance and the performance of its individual members. On an ongoing basis, directors offer suggestions and recommendations intended to improve the performance of the board and its committees.

●	Attendance at Annual Meeting of Stockholders. Our board has adopted a policy that all of our directors should attend the annual meeting, absent exceptional cause. In 2014, each of the then eight members of the board attended the annual meeting. All directors are expected to attend the annual meeting in 2015.

●

Code of Ethics. The Company has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. Our Code of Business Conduct and Ethics is available on our website.

Board’s Role in Risk Oversight

We are exposed to a number of risks and undertake at least annually an enterprise risk management review to identify and evaluate these risks and to develop plans to manage them effectively. It is management’s responsibility to manage risk and bring the material risks applicable to the Company to the board’s attention. The board has oversight responsibility of the processes established to report and monitor these risks. On behalf of the board, the audit committee plays a key role in the oversight of our enterprise risk management function. Mr. Reasons, our Chief Financial Officer, is directly responsible for our enterprise risk management function and reports both to the President and Chief Executive Officer and to the audit committee in this capacity. In fulfilling his risk-management responsibilities, Mr. Reasons works closely with members of our senior management and meets with the audit committee to discuss the risks facing our company, highlighting any new risks that may have arisen since the committee last met. The audit committee also reports to the board on a regular basis to apprise them of their discussions with Mr. Reasons regarding our enterprise risk management efforts. Finally, Mr. Reasons reports directly to the board on at least an annual basis to apprise it directly of our enterprise risk management efforts. In addition to the audit committee, the other committees of the board consider the risks within their areas of responsibility. For example, the compensation committee considers the risks related to our compensation programs and, in setting compensation, strives to create incentives that do not encourage risk-taking behavior that is inconsistent with the Company’s business strategy. The nominating committee considers risks related to succession planning and oversees the appropriate allocation of responsibility for risk oversight among the committees of the board. The compliance committee considers risks related to regulatory compliance at our manufacturing and packaging facilities. We believe that our current leadership structure supports the board’s risk oversight role.

Governance Changes

In 2012, the Company amended its amended and restated bylaws to remove the right of holders of 20% of our common stock to call a special meeting of stockholders, but took no action with respect to the stockholders’ right to act by written consent.  Our board did so at the time because of its belief that the Company’s stock price was dramatically undervalued and that the special meeting right, combined with the concentrated nature of the Company’s share holdings, could allow a few stockholders to start a highly disruptive and expensive special meeting process to pursue an agenda not shared by a majority of our stockholders – the written consent avenue remained available if a majority of holders of our shares wished to act.  The Company believes that this action resulted in the majority withhold vote of our directors at our annual stockholder meeting in 2013.  The shares voted for all of our directors improved substantially in 2014, but one director, Dr. Fleming, received a bare majority (50.4%) of withhold votes in 2014.  Since 2012, holdings in the Company’s stock have become even more concentrated.

The Company takes the views of its stockholders very seriously, and undertook a stockholder outreach process during the fall of 2014 to address the 2014 annual meeting results.  In that process, the Company sought input from its institutional stockholders on why they withheld their vote on our directors, if they did so, and what changes would be most important to those stockholders to increase their satisfaction with the Company’s board structure, composition and corporate governance.  As a result of that outreach, the Company has taken the following actions:  first, the Company amended its amended and restated bylaws on March 24, 2015 to provide for majority election of our directors in uncontested elections and adopted a resignation policy for directors who do not receive a majority vote and second, as set forth in the preceding paragraph, the Company provided to its stockholders the additional information on our rationale for the bylaw amendment in 2012.

In March 2015, the board also approved the rotation of certain members of the compensation, nominating and compliance committees, in each case effective as of May 1, 2015 as described more fully in “ – Committees of the Board” below.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our amended and restated bylaws, as amended, provide that the number of directors on the board will consist of not less than one or more than nine, with the exact number to be fixed by the board.

At the Annual Meeting, the stockholders will elect nine directors, each to serve for a term of one year and until his or her successor has been elected and qualified or until the director’s earlier death, resignation or removal. The board has nominated the following individuals for election as director at the Annual Meeting: Leslie Z. Benet, Ph.D.; Robert L. Burr; Allen Chao, Ph.D.; Nigel Ten Fleming, Ph.D.; Larry Hsu, Ph.D.; Michael Markbreiter; Mary K. Pendergast, J.D.; Peter R. Terreri; and G. Frederick Wilkinson. Each nomination for director was based upon the recommendation of our nominating committee. All nominees have consented to be named and have indicated their intent to serve if elected. The board has no reason to believe that any of the nominees will decline or will be unable to serve as a director.

Unless directed otherwise, the persons named in the enclosed proxy intend to vote all proxies received by them “FOR” (i) the election as directors of the nine nominees listed above, or (ii) if any of these nominees becomes unavailable for election, for a substitute nominee designated by the board in accordance with their best judgment as they deem advisable.

The following table sets forth information, as of the record date, concerning our current directors who are nominees for election to the board:

Name	Age	Director Since	Positions Held	Committee Memberships
Leslie Z. Benet, Ph.D.	77	2001	Director	Compensation Committee, Nominating Committee and Compliance Committee(1)
Robert L. Burr	64	2001	Chairman and Director	Audit Committee, Compensation Committee(1) and Nominating Committee
Allen Chao, Ph.D.	69	2010	Director	Audit Committee and Compliance Committee
Nigel Ten Fleming, Ph.D.	62	1999	Director	Compensation Committee and Nominating Committee(1)
Larry Hsu, Ph.D.	66	1999	Director(2)	—
Michael Markbreiter	53	1997	Director	Audit Committee
Mary K. Pendergast, J.D.	64	2013	Director	Compliance Committee
Peter R. Terreri	57	2003	Director	Audit Committee(1) and Compliance Committee
G. Frederick Wilkinson	58	2014	President, Chief Executive Officer and Director(3)	—

(1)	Chairman of the committee.
(2)	Dr. Hsu resigned from his positions as our President and Chief Executive Officer on April 21, 2014.
(3)	Mr. Wilkinson was appointed as our President and Chief Executive Officer effective April 29, 2014 and as a director on May 13, 2014.

Our employment agreement with Mr. Wilkinson dated as of April 21, 2014 provides that during the term of his employment, the board will nominate and recommend to stockholders his election as our director.

Other than the employment agreement with Mr. Wilkinson described above, none of our directors, nominees for director or executive officers is a party to any arrangement or understanding with any other person with respect to nominations of directors. In addition, there is no family relationship between any of our directors, nominees for director or executive officers.

Set forth below is the business experience of, and any other public company or registered investment company directorships held by, the current members of the board and nominees for director for at least the past five years, as well as a summary of their specific experience, qualifications, attributes or skills that led the board to conclude that they should serve as our directors.

Current Directors and Nominees for Director

Leslie Z. Benet, Ph.D. has been a Professor since 1969 of, and has also served as Chairman of, the Department of Bioengineering and Therapeutic Sciences (1978-1998), University of California, San Francisco (UCSF). Dr. Benet has been a founder of four biopharmaceutical start-up companies, for one of which he presently serves as chair of the Scientific Advisory Board (Hurel Corp). He received his A.B. (English), B.S. (Pharmacy), and M.S. from the University of Michigan, and his Ph.D. from the University of California. Dr. Benet has received eight honorary doctorates: Uppsala University, Sweden (Pharm.D., 1987); Leiden University, The Netherlands (Ph.D., 1995); University of Illinois at Chicago (D.Sc., 1997); Philadelphia College of Pharmacy and Science (D.Sc., 1997); Long Island University (D.Sc., 1999); University of Athens, Greece (Ph.D., 2005); Catholic University of Leuven, Belgium (Ph.D., 2010) and University of Michigan (D.Sc., 2011). In 1985, Dr. Benet served as President of the APhA Academy of Pharmaceutical Sciences. During 1986, Dr. Benet was a founder and first President of the American Association of Pharmaceutical Scientists. In 1987, Dr. Benet was elected to membership in the Institute of Medicine (IOM) of the National Academy of Sciences. Dr. Benet formerly served as Chair of the FDA Expert Panel on Individual Bioequivalence and the FDA Center for Biologics Peer Review Committee, and as a member of the FDA Science Board and the Generic Drugs Advisory Committee.  From 2005 through 2012, Dr. Benet served as a member of the IOM Forum on Drug Discovery, Development and Translation. Dr. Benet brings to the board deep knowledge and understanding of the biopharmaceutical industry, as well as policies and practices of the U.S. Food and Drug Administration (the “FDA”), and provides the board with a unique perspective in the development of our corporate strategy based on his more than 40 years of experience in the science underlying our business.

Robert L. Burr has been a self-employed investment manager since May 2008. Mr. Burr was employed by J.P. Morgan Chase & Co. and associated entities from 1995 to May 2008, at which time he resigned his position as Managing Partner of the Fleming US Discovery III Funds. From October 2001 to October 2005, Mr. Burr was also a Partner at Windcrest Discovery Investments LLC, an investment management firm. From 1992 to 1995, Mr. Burr was head of Private Equity at the investment banking firm Kidder, Peabody & Co., Inc. Prior to that time, Mr. Burr served as the Managing General Partner of Morgan Stanley Ventures and General Partner of Morgan Stanley Venture Capital Fund I, L.P. and was a corporate lending officer with Citibank, N.A. Mr. Burr received an MBA from Columbia University and a BA from Stanford University. Mr. Burr’s financial acumen and his extensive knowledge of capital markets represent a valuable resource to the board in the assessment of our capital and liquidity needs. In addition, Mr. Burr’s venture capital and private equity investment experience gives him the leadership and consensus-building skills to guide the board on a variety of matters, including compensation, corporate governance and risk assessment.

Allen Chao, Ph.D. has been Chairman of Newport Healthcare Advisors, LLC, a healthcare investment management and consulting company, since January 2008. Dr. Chao was a co-founder of Watson Pharmaceuticals, Inc. (now Actavis plc), a specialty pharmaceutical company, serving as a director from 1985 to May 2008, Chairman of the board of directors from May 1996 to May 2008, and Chief Executive Officer from 1985 to September 2007. While at Watson, Dr. Chao oversaw the company’s growth, through internal R&D, licensing and acquisitions of pharmaceutical products and technologies, as well as mergers and acquisition activities. Dr. Chao received a Ph.D. in industrial and physical pharmacy from Purdue University in 1973. In May of 2000, he received the degree of Doctor of Science from Purdue. Dr. Chao’s experience brings to the board a profound understanding of financial investment, business development, strategic planning and operational management in our industry and can provide invaluable practical guidance, insight and perspective with respect to our operations, strategy, and corporate governance.

Nigel Ten Fleming, Ph.D. currently serves as Chairman and Chief Executive Officer of G2B Pharma Inc., a company which he founded in 2008, as Chairman of Minoryx Therapeutics SL, a biotechnology company based in Barcelona, Spain focused on the development of new treatments for rare disease and as a member of the board of directors of Serenus Biotherapeutics Inc., a specialty biopharmaceutical company focused on addressing unmet medical needs with high prevalence in the Sub-Saharan African market.  Dr. Fleming also currently serves as co-founder and chief executive officer of ADVentura Capital SL, a biopharmaceutical financing portal located in Barcelona, Spain and as a strategic advisor to Vivia Biotech SL, a personalized medicine company located in Madrid, Spain and to Mosaic Biomedicals, a cancer therapy company located in Barcelona, Spain.  He previously founded Athena Diagnostics, a neurological diagnostics reference laboratory, serving in various capacities, including as Chairman, CEO and Vice President of Business Development prior to the company’s 1995 sale to Athena Neurosciences/Elan Pharmaceuticals and subsequent 2011 sale to Quest Diagnostics, Inc. Dr. Fleming previously served as the Executive Chairman of A-Cube, Inc., a monoclonal antibody and DNA vaccine therapeutics company, from November 2011 to December 2012 and as its Chief Executive Officer and director from November 2009 to November 2011.  Dr. Fleming also served on the board of directors of Exemplar Corporation, a subsidiary of publicly traded Transgenic Sciences Inc., from 1992 to 1994 and on the board of directors of Genmedica Therapeutics, a diabetes company based in Barcelona, Spain, from 2005 to 2012.  Dr. Fleming also consulted for, and served in various leadership roles at a number of early-stage biotechnology companies, including with Gamera Biosciences from 1995 to 1997, Nephros from 1993 to 1995, TheraMed Partners from 1997 to 1998 and Plant Cell Technologies from 1996 to 1998. Dr. Fleming obtained his Ph.D. in Clinical Biochemistry from the University of Cambridge in England, completed a post-doctorate at Boston University School of Medicine from 1983 to 1984 and was a lecturer, tutor and researcher at Harvard Medical School from 1984 to 1989. Dr. Fleming’s experience at life sciences companies as well as his extensive knowledge of biochemistry provides the board with the depth of understanding of our company’s business as well as valuable financial, operational and strategic expertise. In addition, Dr. Fleming also brings to the board a perspective on corporate governance and compensation matters.

Larry Hsu, Ph.D.  served as our President and Chief Executive Officer from October 2006 until April 2014. Prior to holding these positions, Dr. Hsu served as our President and Chief Operating Officer beginning in 1999. Dr. Hsu co-founded Impax Pharmaceuticals, Inc. in 1994 and served as its President, Chief Operating Officer and a member of the board from its inception until its merger with us in 1999. Dr. Hsu currently serves as a member of the board of directors of Armetheon Inc., a San Francisco Bay Area based biopharmaceutical company with late-stage clinical drug candidates in development for cardiovascular diseases. From 1980 to 1995, Dr. Hsu worked at Abbott Laboratories, where, during his last four years, he served as Director of Product Development. Dr. Hsu obtained his Ph.D. in pharmaceutics from the University of Michigan. Dr. Hsu’s experience as a co-founder and our former President and Chief Executive Officer provides the board with unique insights into our operations, challenges and opportunities. In addition, his more than 30 years’ experience in the pharmaceutical industry and knowledge in the underlying science brings special expertise to the board in developing our business strategies.

Michael Markbreiter, a private investor, was a portfolio manager for Morgan Stanley from October 2004 to May 2005 and Sofaer Capital, a global hedge fund, from December 2000 to September 2001. From August 1995 to December 1998, Mr. Markbreiter served as head of international equities and head of private equity for Kingdon Capital Management Corp., a New York hedge fund. In April 1994, he co-founded Ram Investment Corp., a venture capital company. From 1989 to 1993, Mr. Markbreiter was an equity analyst at Alliance Capital Management Corp. From 1983 to 1989, Mr. Markbreiter was an Executive Editor for Arts of Asia magazine. Mr. Markbreiter graduated from Cambridge University with a degree in Engineering. Mr. Markbreiter’s experience in executive management brings to the board his business and financial expertise as well as comprehensive knowledge of risk-management matters.

Mary K. Pendergast, J.D. has been President and founder of Pendergast Consulting, a legal and regulatory consulting firm to pharmaceutical and biotechnology companies since 2003, where she focuses on both strategic and tactical issues relating to drug policy and development. From 1998 to 2003, Ms. Pendergast served as Executive Vice President, Government Affairs, at Elan Corporation plc (“Elan”), a biotechnology company headquartered in Ireland, where she was responsible for creating the government affairs and corporate compliance offices and supporting the corporate compliance office at the company. Prior to joining Elan, Ms. Pendergast served as Deputy Commissioner and Senior Advisor to the Commissioner at the FDA from 1990 to 1997, and as Associate Chief Counsel for Enforcement at the FDA from 1979 to 1990. Ms. Pendergast currently serves on the board of directors of ICON plc, a NASDAQ listed global provider of outsourced development services to pharmaceutical, biotechnology and medical device industries. She previously served on the board of directors of ARCA biopharma, Inc., a NASDAQ listed biopharmaceutical company developing genetically-targeted therapies for cardiovascular diseases, from 2002 until 2011. She received her LL.M. from Yale Law School, her J.D. degree from the University of Iowa College of Law, and her B.A. from Northwestern University. Ms. Pendergast’s experience at life science companies and senior positions at the FDA and extensive regulatory experience bring to the board her valuable and extensive experience in government regulation of pharmaceutical products and the pharmaceutical industry.

Peter R. Terreri is President, Chief Executive Officer and director of CGM, Inc., a manufacturing company that he has owned and operated since 2000. He previously served as Senior Vice President and Chief Financial Officer of Teva Pharmaceuticals USA from 1985 through 2000 and as an auditor at PricewaterhouseCoopers LLP from 1981 to 1984. Mr. Terreri received his B.S. in Accounting from Drexel University and has been a certified public accountant since 1981. Mr. Terreri’s more than 20 years of experience in the pharmaceutical industry provides the board with comprehensive understanding of our operations and strategy. His prior experience as Chief Financial Officer of a major generic pharmaceutical company also brings to the board deep understanding of accounting and risk management issues.

G. Frederick Wilkinson has served as our President and Chief Executive Officer since April 2014 and previously served as President of Actavis Specialty Brands, of Actavis plc (“Actavis”), a publicly traded global specialty pharmaceutical company from October 2009 to April 2014. Prior to joining Actavis, Mr. Wilkinson served as President and Chief Operating Officer from 2006 to February 2009 at Duramed Pharmaceuticals, Inc., a formerly NASDAQ listed pharmaceutical company subsequently acquired by Teva Pharmaceutical Industries Ltd., and as President and Chief Executive Officer at Columbia

Laboratories, Inc., a NASDAQ listed proprietary drug development company, from 2001 to 2006. Mr. Wilkinson also previously served as a member of the board of directors at Columbia from May 2010 to March 2014. Mr. Wilkinson also served in various Senior Vice President positions and as Chief Operating Officer at Watson Pharmaceuticals, Inc. (now Actavis) from 1996 to 2001. Prior to such time, Mr. Wilkinson spent 16 years in various senior management positions of increasing responsibility at Sandoz Pharmaceutical Corporation (now the generic pharmaceuticals division of Novartis AG). Mr. Wilkinson’s extensive experience in the pharmaceutical industry and in executive positions with publicly traded companies provides the board with unique insights into our operations, challenges and opportunities.

Board and Committee Matters

Corporate Governance

A summary of our board’s corporate governance practices is described above under the section “—Board of Directors Corporate Governance Highlights.”

Independence

The board has determined, after considering all relevant facts and circumstances, including issues that may arise as a result of any director compensation (whether direct or indirect) or any charitable contribution we may make to organizations with which a director is affiliated, that each of our current directors other than Dr. Hsu, our former President and Chief Executive Officer who retired from those positions on April 21, 2014, and Mr. Wilkinson, our current President and Chief Executive Officer, are independent under the independence standards contained in the listing requirements of The NASDAQ Stock Market LLC, referred to as “NASDAQ.”

Meetings of the Board and Committees

In 2014, there were 16 board meetings. The board has four standing committees: the audit committee, the compensation committee, the nominating committee and the compliance committee. Our audit committee held six meetings, our compensation committee held five meetings, our nominating committee held four meetings and our compliance committee held six meetings in 2014. During 2014, each of our current directors attended at least 80% of the aggregate of (i) all of the meetings of the board and (ii) all of the meetings of all committees of the board on which such director served.  The board regularly holds executive sessions of the independent directors without members of management present.

Committees of the Board

The board currently has four standing committees: audit committee, compensation committee, nominating committee and compliance committee. The board maintains charters for each of these standing committees, which are posted on our Web site (www.impaxlabs.com) and accessible via the “Investor Relations” page.

Audit Committee. The audit committee currently consists of Peter R. Terreri, as chairman, and Robert L. Burr, Allen Chao, Ph.D., and Michael Markbreiter. The board has determined that each member of the audit committee is independent, as defined in the applicable NASDAQ and SEC rules and regulations. In addition, the board has determined that Mr. Terreri qualifies as an “audit committee financial expert” as defined under Item 407 of Regulation S-K promulgated by the SEC. The principal purpose of the audit committee is to oversee our accounting and financial reporting processes and the audit of our financial statements. The audit committee is directly responsible for the appointment, compensation, retention and oversight of the firm selected to be engaged as our independent registered public accounting firm, and pre-approves the engagement of the independent registered public accounting firm for all non-audit activities permitted under the Sarbanes-Oxley Act of 2002. In addition, the audit committee establishes procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee. The compensation committee currently consists of Robert L. Burr, as chairman, and Leslie Z. Benet, Ph.D. and Nigel Ten Fleming, Ph.D. In March 2015, the board, upon the recommendation of the nominating committee, determined that effective May 1, 2015, the compensation committee shall consist of Leslie Z. Benet, Ph.D., as chairman, and Robert L. Burr, Nigel Ten Fleming, Ph.D. and Peter R. Terreri. The board has determined that each member of the compensation committee is independent, as defined in the applicable rules and regulations of NASDAQ and the SEC. The principal duties of the compensation committee are to formulate, evaluate and recommend the compensation of our executive officers and directors to the board and the oversight of all compensation programs involving the issuance of our stock and other equity securities. Our Chief Executive Officer makes recommendations concerning the amount and form of executive compensation, other than his own compensation, to the compensation committee. The compensation committee also has authority to retain, obtain advice from and fund compensation consultants, independent legal counsel and other advisers and is generally responsible for considering the independence of such advisers prior to selecting or receiving advice from them.

Radford as Compensation Committee Consultant. The compensation committee has retained Radford, a division of the Aon Hewitt Company (which is a subsidiary of Aon Corporation), referred to as “Radford”, as its outside compensation consultant as a result of a competitive bidding process conducted by management on behalf of the compensation committee. Management did not specifically recommend Radford. Radford regularly meets with the compensation committee and provides advice regarding the design and implementation of our executive compensation program as well as our director compensation program. In particular, upon the compensation committee’s request, Radford:

•	advises the compensation committee as to best practices and regulatory or legislative changes;

•	provides market data and performs benchmarking;

•	reviews and makes recommendations regarding executive and director compensation (including amounts and forms of compensation); and

•	assists in the preparation of our compensation-related disclosure included in this proxy statement.

In providing services to the compensation committee, with the compensation committee’s knowledge, Radford may contact our management from to time to time to obtain data and other information about us and to work together in the development of proposals and alternatives for the compensation committee to review and consider. In fiscal 2014, we paid approximately $56,000 in fees to Radford for its services to the compensation committee.

In addition, in fiscal 2014, (i) Aon Hewitt Health & Benefits, an affiliate of Radford, provided services as an insurance broker for our medical insurance and employee benefits insurance, (ii) Aon Hewitt Executive Benefits, an affiliate of Radford, provided services as a third party administrator of our non-qualified deferred compensation plan and additional company-paid executive health and disability benefit plans, and (iii) Aon Risk Services, an affiliate of Radford, provided services as an insurance broker for our products liability insurance, directors and officers liability insurance and other commercial business insurance. In fiscal 2014, the Aon entities received an aggregate of approximately $708,411 in connection with its services as an insurance broker for the insurance plans described above.

The compensation committee regularly evaluates the nature and scope of the services provided by Radford. The compensation committee approved the fiscal 2014 executive and director compensation consulting services described above. Although the compensation committee was aware of the other services performed by Aon Hewitt Health & Benefits, Aon Hewitt Executive Benefits and Aon Risk Services, and considered any potential conflict with Radford’s independence, the compensation committee did not review such other services as those services were reviewed and approved by management in the ordinary course of business.

In order to ensure that Radford is independent, Radford is only engaged by, takes direction from, and reports to, the compensation committee and, accordingly, only the compensation committee has the right to terminate or replace Radford at any time. Further, Radford maintains certain internal controls within Aon Corporation which include, among other things:

●	Radford is hired by the compensation committee, and reports directly to the compensation committee to perform the services documented in Radford’s engagement letter with us;
●	Additional services, if requested by our senior management, are reviewed and approved by the chair of our compensation committee before initiation by Radford;
●	Radford is managed as separately within Aon Hewitt and is measured for performance and compensation purposes solely on its own business;
●	Radford does not provide any commissions or cross-revenue to Aon in the event Aon introduces Radford into an account and no Aon staff member is paid commissions or incentives for Radford services;
●	Radford is also not rewarded for selling any Aon service nor is it required to cross-sell in the performance of its roles;

●	Radford maintains a separate account management structure and database of contacts, which is maintained outside of the Aon system;
●	Radford’s survey data is maintained on a separate IT platform to protect the market data it gathers and this information is not provided to Aon for business development purposes; and
●	No member of Radford’s leadership team is involved in or sits on any Aon committees for purposes of selling Aon’s services.

The compensation committee has considered the independence of Radford and other advisors in light of the NASDAQ and SEC rules and regulations and has determined that Radford and such other advisors have no conflict of interest.

Risk Assessment in Compensation Policies and Practices for Employees

The compensation committee reviewed the elements of our compensation policies and practices for all employees, including executive officers, in order to evaluate whether risks that may arise from such compensation policies and practices are reasonably likely to have a material adverse effect on our company. The compensation committee concluded that the following features of our compensation programs guard against excessive risk-taking:

•	compensation programs provide a balanced mix of short-term and longer-term incentives in the form of cash and equity compensation;

•	base salaries are consistent with employees’ duties and responsibilities;

•	corporate performance goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	cash incentive awards are capped by the compensation committee;

•	cash incentive awards are tied mostly to corporate performance goals, rather than individual performance goals; and

•	vesting periods for equity awards encourage executives to focus on sustained stock price appreciation.

The compensation committee believes that, for all employees, including executive officers, our compensation programs do not lead to excessive risk-taking and instead encourage behavior that supports sustainable value creation. We believe that risks that may arise from our compensation policies and practices for our employees, including executive officers, are not reasonably likely to have a material adverse effect on our company.

Nominating Committee. The nominating committee currently consists of Nigel Ten Fleming, Ph.D., as chairman, and Leslie Z. Benet, Ph.D. and Robert L. Burr. In March 2015, the board, upon the recommendation of the nominating committee, determined that effective May 1, 2015, the nominating committee shall consist of Allen Chao, Ph.D., as chairman, and Leslie Z. Benet, Ph.D., Robert L. Burr and Mary K. Pendergast, J.D. The board has determined that each member of the nominating committee is independent, as defined in the applicable NASDAQ and SEC rules and regulations. The principal purposes of the nominating committee are to develop and recommend to the board certain corporate governance policies, establish criteria for selecting new directors and identify, screen, recommend and recruit new directors. The nominating committee is also responsible for recommending directors for committee membership to the board.

Compliance Committee. The compliance committee currently consists of Leslie Z. Benet, Ph.D., as chairman, Allen Chao, Ph.D., Mary K. Pendergast, J.D. and Peter R. Terreri. In March 2015, the board, upon the recommendation of the nominating committee, determined that effective May 1, 2015, the compliance committee shall consist of Mary K. Pendergast, J.D., as chairwoman, Leslie Z. Benet, Ph.D., Allen Chao, Ph.D., and Nigel Ten Fleming, Ph.D. The board has determined that each member of the compliance committee is independent, as defined in the applicable NASDAQ and SEC rules and regulations. The principle purpose of the compliance committee is to provide oversight for all activities of our company related to the FDA warning letter for our Hayward, California manufacturing facility and activities at our other manufacturing and packaging facilities.

The information regarding the audit committee, compensation committee, nominating committee and compliance committee on our Web site listed above is not, and should not be, considered part of this proxy statement and is not incorporated by reference in this document. The Web site is, and is intended only to be, an inactive textual reference.

Qualifications of Director Nominees

The nominating committee has not established specific education or years of business experience requirements for potential director nominees, but in general, expects that qualified nominees will possess a proven record of business acumen, success and leadership, including experience or expertise in one or more of the following areas: business, financial or accounting matters generally, the pharmaceutical industry, technical matters generally and the specific technologies we use and develop. In addition, potential director nominees will be evaluated by reference to requirements relating to the board and committee composition under the law and applicable NASDAQ listing standards.

Our bylaws provide that each director must be at least 21 years of age and that each director or nominee for election as our director must deliver to our Corporate Secretary a completed written questionnaire with respect to his or her background and qualifications and also agree, among other matters, that he or she is not and will not become party to any agreement with a third party concerning how he or she will act or vote on any issue or question, any similar agreement that could limit or interfere with the ability to comply with his or her duties as a director, or any undisclosed agreement providing for any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director.

Director Nominee Selection Process and Diversity Policy

In the case of an incumbent director whose term of office expires, the nominating committee reviews such director’s service during the past term, including the number of board and committee meetings attended, as applicable, quality of participation and whether the candidate continues to meet the qualifications for a director, including the director’s independence, as well as any special qualifications required for membership on any committees on which such director serves.

In the case of a new director candidate, the selection process for director candidates includes the following steps:

•

identification of director candidates by the nominating committee based upon suggestions from current directors and executives and recommendations received from stockholders, and possible engagement of a director-search firm;

•	interviews of candidates by the nominating committee;

•	reports to the board by the nominating committee on the selection process;

•	recommendations by the nominating committee; and

•	formal nominations by the board for inclusion in the slate of directors at the annual meeting.

The nominating committee does not have a formal policy with respect to diversity; however, the board and the nominating committee believe that it is essential that the board members represent diverse viewpoints. The nominating committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The nominating committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Procedures for Stockholder Submissions of Director Nominations

A director nominee nominated by a stockholder of our Company is eligible for election as our director at any stockholders’ meeting only if such person is nominated in accordance with the procedures set forth in our amended and restated bylaws, as amended. Set forth below is a brief summary of such procedures provided in our amended and restated bylaws. This summary is not intended to be complete and is qualified in its entirety by reference to the detailed provisions of our amended and restated bylaws.

A stockholder can submit nominations of persons to be elected as one of our directors at a stockholders’ meeting, provided such stockholder:

•

is a stockholder of record (i) on the date of the giving of the notice provided for in our amended and restated bylaws, (ii) on the record date for the determination of the stockholders entitled to vote at such meeting of stockholders, and (iii) at the time of such meeting of stockholders;

•	is entitled to vote at the meeting of stockholders; and

•

submits a written notice of nomination of persons for election to our board at a meeting of stockholders and complies with other specific notice procedures set forth in our amended and restated bylaws as to such nominations, including, but not limited to, the procedures regarding such notice’s timeliness and required form.

Stockholder’s Notice of Nomination

A stockholder’s written notice of nomination of persons for election to the board at an annual meeting should be submitted to our Corporate Secretary at our principal executive offices, at 30831 Huntwood Avenue, Hayward, California 94544. As set forth in our amended and restated bylaws, submissions must include the name, age and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our amended and restated bylaws also specify further requirements as to the form and content of a stockholder’s notice.

In addition, we may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

Deadline for Submitting Stockholder’s Notice of Nomination

For nominations of directors for election at an annual meeting of stockholders, see the section entitled “Stockholder Proposals” of this proxy statement for information on when a stockholder’s notice of nomination will be considered timely.

In case of a special meeting of stockholders, the proper form of a stockholder’s notice of nomination must be delivered to our Corporate Secretary not earlier than the close of business on the 120th calendar day prior to the date of such special meeting and not later than the close of business on the later of the 90th calendar day prior to the date of such special meeting or, if our first public disclosure of the date of such special meeting is less than 100 days prior to the date of such special meeting, not later than the 10th calendar day following the day on which we first make public disclosure of the date of the special meeting and of the nominees proposed by the board to be elected at such meeting.

Stockholder Nominee Recommendation Policy

The nominating committee will consider recommendations received from stockholders of potential director nominees on the same basis as it considers all other candidates and in a manner consistent with the nominating committee’s charter and its consideration of potential director nominees generally. The ultimate decision of whether to nominate a potential director nominee remains solely within the discretion of the nominating committee and the board.

Any stockholder recommendation of a potential director nominee proposed for consideration by the nominating committee should include the potential director nominee’s name and qualifications for board membership and should be addressed to:

Corporate Secretary

Impax Laboratories, Inc.

30831 Huntwood Avenue

Hayward, California 94544

All stockholder recommendations of potential director nominees which are intended to be considered by the nominating committee in any year must be received at least 120 days prior to the date on which we first mailed our proxy material for the prior year’s annual meeting in order, upon a determination by the nominating committee to recommend such potential director nominee, for such nominee to be included in the proxy statement and the form of proxy relating to the annual meeting. See “Stockholder Proposals” for the deadline for submitting recommendations of potential director nominees for the 2016 annual meeting.

Communication with the Board

Stockholders may communicate with the board or individual members of the board, including the respective chairs of the board’s compliance committee, nominating committee, compensation committee and audit committee, by sending correspondence to the following address: Corporate Secretary, Impax Laboratories, Inc., 30831 Huntwood Avenue, Hayward, California 94544. We will periodically forward all correspondence received to the board or to the individual member of the board to whom the correspondence is addressed.

Director Compensation for Year Ended December 31, 2014

The following table sets forth information regarding the compensation of our non-employee directors during the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Total ($)
Leslie Z. Benet, Ph.D.	71,250	35,336	281,963	388,549
Robert L. Burr	146,250	121,152	119,370	386,772
Allen Chao, Ph.D.	78,750	121,152	119,370	319,272
Nigel Ten Fleming, Ph.D.	81,250	121,152	119,370	321,772
Michael Markbreiter	68,750	121,152	119,370	309,272
Mary K. Pendergast, J.D.	63,750	121,152	119,370	304,272
Peter R. Terreri	103,750	121,152	119,370	344,272

(1)

Represents the aggregate grant date fair value of stock or option awards, as applicable, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, referred to as “ASC Topic 718,” based on assumptions set forth in Note 14 to the consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 26, 2015 and without giving effect to the estimate of forfeitures related to service-based vesting conditions.

(2)

At December 31, 2014, each of Mr. Burr, Dr. Chao, Dr. Fleming, Mr. Markbreiter and Mr. Terreri held 9,933 shares of restricted stock, Dr. Benet held 1,400 shares of restricted stock and Ms. Pendergast held 8,600 shares of restricted stock under the Impax Laboratories, Inc. Second Amended and Restated 2002 Equity Incentive Plan, referred to as the “2002 Plan.”

(3)

At December 31, 2014, options to purchase, in the aggregate, 181,100, 83,500, 55,500, 53,500, 63,500, 23,500 and 98,500 shares of our common stock were outstanding and held by Dr. Benet, Mr. Burr, Dr. Chao, Dr. Fleming, Mr. Markbreiter, Ms. Pendergast and Mr. Terreri, respectively, under the Impax Laboratories, Inc. 1999 Equity Incentive Plan, referred to as the “1999 Plan,” and the 2002 Plan.

Narrative Disclosure to Director Compensation Table

Members of the board who are our employees do not receive any compensation for their services as our directors. Each non-employee director receives an annual retainer of $55,000, payable in quarterly installments, and each member of the audit, compensation and nominating committees receives an additional annual retainer of $15,000, $10,000 and $7,500, respectively, payable in quarterly installments.  Members of the compliance committee, other than Dr. Benet, receive an additional annual retainer of $10,000, payable in quarterly installments.  In lieu of cash compensation for his service as a member and chairman on the compliance committee during 2014, Dr. Benet receives options to purchase shares of our common stock as described in detail below.  In addition, we pay an additional $50,000 annual retainer to our chairman of the board and an additional $25,000, $10,000 and $10,000 annual retainer to our chairmen of the audit, compensation and nominating committees, respectively. Based on Radford’s recommendation after a review of the market, in 2015, our board approved a $30,000 annual retainer payable to the chairman of the compliance committee on a forward going basis (in lieu of the grant of options previously granted to the chairman of the compliance committee). Our non-employee directors are reimbursed for out-of-pocket expenses incurred in attending board and committee meetings.

On May 14, 2014, we made grants of stock options, at the exercise price of $25.24 per share, and restricted stock to our non-employee directors. We granted (i) options to purchase 19,600 shares of common stock to Dr. Benet and 11,500 shares of common stock to each of the remaining non-employee directors; and (ii) 1,400 shares of restricted to Dr. Benet and 4,800 shares of restricted stock to each of the remaining non-employee directors. The stock options and restricted stock described above vest in three equal annual installments beginning on May 14, 2015, subject to continued service.

On April 4, 2014, we granted options to purchase 3,000 shares of common stock at the exercise price of $23.60, and on each of July 11 and October 24, 2014 and January 9, 2015, we granted options to purchase 2,750 shares of common stock at the exercise price of $29.03, $27.80 and $35.89, respectively, to Dr. Benet in connection with his service as a member and chairman of the compliance committee during fiscal year 2014. The options were fully vested as of the grant date and expire upon the fifth anniversary of the grant date.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION AS DIRECTORS OF THE NINE NOMINEES NAMED IN THIS PROXY STATEMENT.

EXECUTIVE OFFICERS

Set forth below are the names of our executive officers, their ages as of the record date, and their positions with Impax.

Name	Age	Positions with Impax
G. Frederick Wilkinson	58	President, Chief Executive Officer and Director
Bryan M. Reasons	47	Senior Vice President, Finance and Chief Financial Officer
Michael J. Nestor	62	President, Impax Specialty Pharma
Mark A. Schlossberg, Esq.	54	Senior Vice President, General Counsel and Corporate Secretary
Jeffrey D. Nornhold	49	Senior Vice President, Technical Operations

Set forth below are the principal occupations or employment for at least the past five years of our executive officers, other than Mr. Wilkinson, whose information is included above in “Proposal One — Election of Directors.”

Bryan M. Reasons has served as our Senior Vice President, Finance and Chief Financial Officer since December 2012 and previously served as our Acting Chief Financial Officer from June 2012 to December 2012 and as our Vice President, Finance from January 2012 to June 2012.  Prior to joining us in January 2012, Mr. Reasons served as Vice President, Finance, from January 2010 to November 2011 and as Vice President, Risk Management and General Auditor, from October 2005 to January 2010 at Cephalon, Inc., a biopharmaceutical company.  Following the acquisition of Cephalon by Teva Pharmaceutical Industries Ltd., a generic pharmaceuticals company, he served as Vice President, Finance of Teva from November 2011 to January 2012.  Prior to joining Cephalon, Mr. Reasons held various finance management positions at DuPont from 2003 to 2005 and served as senior manager at PricewaterhouseCoopers LLP from 1992 to 2003.  Mr. Reasons has a Bachelor’s Degree in accounting from Pennsylvania State University and an MBA from Widener University and is a certified public accountant.

Michael J. Nestor has served as President of our branded products division, Impax Specialty Pharma, since March 2008.  Before joining us, he was Chief Operating Officer of Piedmont Pharmaceuticals, a specialty pharmaceutical company, from July 2007 to March 2008.  Prior to Piedmont, Mr. Nestor was CEO of NanoBio, a startup biopharmaceutical company from December 2004 to November 2006, prior to which he was employed by Alpharma, initially as President of its generic pharmaceutical business and later as President of its branded pharmaceutical business.  Before Alpharma, he was President, International business at Banner Inc., a global contract manufacturing concern. Prior to Banner, Mr. Nestor spent 16 years at Lederle Laboratories / Wyeth holding increasing positions of responsibility including Vice President, Cardiovascular business, Vice President / General Manager of Lederle-Praxis Biologics, and Vice President of Wyeth-Lederle Vaccines and Pediatrics.  Mr. Nestor has a Bachelor of Business Administration degree from Middle Tennessee State University and an MBA from Pepperdine University.

Mark A. Schlossberg, Esq. has served as our Senior Vice President, General Counsel and Corporate Secretary since May 2011. Prior to joining us, he served as Vice President, Associate General Counsel of Amgen Inc. from September 2004 to May 2011. Prior to joining Amgen, he held legal and business positions at Medtronic, Inc., and legal positions at Diageo plc, RJR Nabisco, Inc. and Mudge Rose Guthrie Alexander & Ferdon. He earned a Bachelor of Sciences in business administration, finance from the University of Southern California and a Juris Doctor degree from Emory University.

Jeffrey D. Nornhold has served as our Senior Vice President of Technical Operations since April 2014 and is responsible for the Company's manufacturing, supply chain, quality and technical operations. Previously, Jeff served as our Senior Vice President, Global Quality Affairs from March 2011 to April 2014 and was responsible for establishing the foundation for a sustainable quality and compliance program. Jeff joined us from Watson Pharmaceuticals, Inc. (now Actavis plc) where he was the Vice President, Quality Operations – International from March 2010 to March 2011 and was responsible for outside of the U.S. manufacturing sites for both dosage and active pharmaceutical ingredients. While at Watson, he also served as Vice President, U.S. Quality Operations leading the development and execution of quality initiatives for all U.S. sites from February 2007 to March 2010. Prior to joining Watson in 2000, he held numerous leadership positions within the pharmaceuticals industry. He earned a Bachelor of Science degree in chemistry from Bowling Green State University and a Master's in Business Administration from the University of Southern California Marshall School of Business.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion provides an analysis of our compensation program for the executive officers named in the Summary Compensation Table below and discusses the material factors involved in our decisions regarding the compensation of the following named executive officers:

•	G. Frederick Wilkinson, President and Chief Executive Officer;

•	Bryan M. Reasons, Senior Vice President, Finance and Chief Financial Officer;

•	Michael J. Nestor, President of Impax Specialty Pharma, our branded-products division;

•	Mark A. Schlossberg, Senior Vice President, General Counsel and Corporate Secretary;

•	Jeffrey D. Nornhold, Senior Vice President, Technical Operations;

•	Larry Hsu, Ph.D., our former President and Chief Executive Officer; and

•	Carole S. Ben-Maimon, M.D., our former President of Impax Generics, our generics division.

Mr. Wilkinson joined our company and was appointed President and Chief Executive Officer on April 29, 2014. Mr. Nornhold was appointed as our Senior Vice President, Technical Operations in April 2014 having previously served as our Senior Vice President, Global Quality Affairs. Dr. Hsu resigned as an executive officer of the Company effective April 21, 2014 and Dr. Ben-Maimon resigned as an executive officer of the Company effective November 3, 2014. The following discussion cross-references those specific tabular and narrative disclosures that appear following this subsection where appropriate. You should read this Compensation Discussion and Analysis in conjunction with such tabular and narrative disclosures.

2014 Performance Summary

Our overall compensation goal is to reward our executive officers in a manner that supports our pay-for-performance philosophy while maintaining an overall level of compensation that we believe is reasonable and competitive. In April 2014, we appointed Mr. Wilkinson as our President and Chief Executive Officer. As described above, Mr. Wilkinson brings to the Company extensive experience in the pharmaceutical industry.

Our performance during the year ended December 31, 2014 was strong and, in our compensation decision-making process described below, we took this performance into consideration. During 2014, we executed on several strategic and operational objectives designed to enhance the Company’s long term growth potential, including the following:

●

We successfully launched our authorized generic version of Renvela® in April 2014, which contributed to the increase in our total net revenues in our generic products division in 2014 compared to the prior year;

●

In our branded products division, we increased our revenues from sales of Zomig® nasal products by 39% and the number of prescriptions within the triptan segment by 23%, in each case compared to the prior year;

●

In November 2014, we submitted a Marketing Authorization Application, or MAA, to the European Medicines Agency or EMA for IPX066 (brand name RYTARY™ in the United States), our internally developed branded product for the treatment of Parkinson’s disease, post-encephalitic parkinsonism, and parkinsonism that may follow carbon monoxide intoxication and/or manganese intoxication. The MAA was accepted for filing by the EMA later that month and RYTARY™ was approved by the FDA for sale and distribution in the United States in January 2015;

●

With respect to our business development efforts, we successfully acquired the lamotrigine orally disintegrating tablet and ursodiol tablet products from Actavis in July 2014 and in October 2014, we entered into an agreement to acquire Tower Holdings Inc. (including its operating subsidiaries, CorePharma LLC and Amedra Pharmaceuticals LLC), and Lineage Therapeutics, privately held companies that specialize in the development, manufacture and commercialization of complex generic and branded pharmaceutical products. We completed the acquisition of these companies in March 2015, allowing us to expand our commercialized generic products portfolio and the number of potential generic product launches in 2015.

We also achieved strong financial performance during 2014, attaining total revenues and total gross profit of $596 million and $313 million, respectively, an increase of 17% and 57%, respectively, compared to the prior year period (please see “Part II — Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2014 for a further discussion our fiscal year 2014 financial performance). We believe the foregoing achievements have been reflected in part in the price of our common stock, which has increased by 69% between Mr. Wilkinson’s commencement of employment on April 29, 2014 and March 25, 2015.

Compensation Philosophy and Objectives

At its core, our executive compensation program recognizes that our success is dependent upon our ability to attract, motivate and retain the highly talented individuals we need to achieve our business results. The program reflects the following key principles:

•

To attract, motivate and retain the best talent we can obtain, our compensation should be competitive. We strongly believe that our future success rests with our people, including our executive officers. To be successful, we must be able to attract, motivate and retain quality executive officers. As compensation is a key tool to achieve this objective, one facet of our compensation program is to provide our named executive officers pay amounts and components that are competitive with those of other companies in our industry and with which we compete for talent.

•

Our compensation program should encourage and reward positive performance. Our executive compensation program is designed to promote and reward positive performance. In doing so, we consider both the overall performance of our business as well as the individual performance of each named executive officer. Positive performance on the part of our company and management will permit our named executive officers to be eligible to receive incentive compensation. On the other hand, when our business is facing financial or other challenges or an individual executive does not meet stated objectives, this incentive compensation may be appropriately reduced or eliminated.

•

We seek to align the interests of our named executive officers and stockholders. We believe that equity compensation is an excellent way to encourage our executive officers to act in the best interests of our stockholders. We provide our named executive officers with equity awards as part of their overall compensation to encourage equity ownership and to align their interests with those of our stockholders.

•

Compensation should encourage teamwork and executive cohesion. While individual performance is carefully reviewed and considered, we have also maintained a philosophy of similar compensation for officers who are at similar executive levels. We believe that following such a plan of pay equity fosters teamwork and cohesion and discourages internal comparison of compensation packages among executives.

•

Our compensation program should balance our short- and long-term financial and operational goals. We generally strive to achieve a balance between achievement of both short- and long-term goals through the use of both salary and annual cash incentives and equity-based incentives. Our management incentive program primarily rewards short-term performance by paying out base salary and annual cash incentive awards based on performance over a period of one year. Equity-based awards are generally designed to reward long-term financial performance.

We believe that the mix and design of the elements of our executive compensation discussed in this proxy statement do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on our company. See “— Risk Assessment in Compensation Policies and Practices for Employees.”

Our Compensation Decision-Making Process

Role of Chief Executive Officer and Compensation Committee

In general, as to most items of compensation, our Chief Executive Officer annually evaluates the performance of each named executive officer, other than himself, and recommends to the compensation committee each component of compensation for all of the named executive officers other than himself. Compensation that is generally not covered by our Chief Executive Officer’s evaluation includes benefits and other compensation mandated or determined by reference to an existing employment or similar agreement or benefits and other programs generally available to all of our employees.

As to the compensation of our Chief Executive Officer, the compensation committee evaluates our Chief Executive Officer’s performance and discusses and creates a proposal for the board as to the amount of and any changes to his compensation. The committee also evaluates our Chief Executive Officer’s proposals as to the compensation of our other named executive officers and approves such compensation. The compensation committee then discusses its decisions with the board.

Generally, as part of its process of setting and approving the executive annual compensation, the compensation committee reviews gains realized from prior compensation or compensation to be received upon a future termination of employment or a change in control. Severance and change-in-control compensation is intended to maximize stockholder value and assure continuity of leadership by allowing executives to perform their duties without regard to any concerns that they may have regarding their continued employment.

Role of Compensation Consultants

In 2014, as in recent years past, we retained the consulting services of Radford to assist in the evaluation of our compensation program for our named executive officers. Radford was engaged by, and reports directly to, the compensation committee, and the compensation committee has the general authority to retain and dismiss the compensation consultants.  See “Committees of the Board – Compensation Committee – Radford as Compensation Committee Consultant” for a discussion of the services provided to us by Radford and its affiliates and our compensation committee’s determination regarding Radford’s independence.

Review of Executive Compensation

In 2014, the compensation committee, with the assistance of Radford, conducted a comprehensive review of our executive compensation to ensure that we are paying our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to our operations and provide incentives to achieve our business objectives.  Our compensation committee and the board, with the assistance of Radford, has adopted a compensation philosophy that targets executive compensation at the 50th percentile of the target market, represented by proxy data and the Radford compensation survey data, for salary, cash incentive awards and equity awards, which was largely consistent with the Company’s approved compensation philosophy in 2013.

Evaluating Executive Compensation

In 2013, with the assistance of Radford, the compensation committee established the following peer group of companies for the purpose of determining 2014 compensation for our named executive officers. Comparative compensation data from the following peer group was considered by the compensation committee in making decisions around bonus payouts, merit increases, and executive equity grants in 2014:

•	Alkermes, Inc.;	•	Endo International plc;	•	Salix Pharmaceuticals, Ltd;

•	Akorn, Inc.;	•	Jazz Pharmaceuticals plc;	•	The Medicines Company.;

•	Auxilium Pharmaceuticals, Inc.	•	Medivation, Inc.;	•	United Therapeutics Corporation;

•	BioMarin Pharmaceuticals, Inc.;	•	Myriad Genetics, Inc.;	•	ViroPharma Incorporated; and

•	Cubist Pharmaceuticals, Inc.;	•	Nektar Therapeutics;	•	Warner Chilcott plc.

•	Dendreon Corporation;	•	Onyx Pharmaceuticals Inc.;

•	Emergent Biosolutions Inc.;	•	Questcor Pharmaceuticals, Inc.

In selecting a peer group, the compensation committee identified U.S. based publicly traded companies in the biopharmaceutical industry that, in its view, (i) had a comparable financial performance as measured by trailing twelve months in revenue (generally targeting a range of $200 million to $1.8 billion at the time the peer group was approved by the compensation committee), (ii) compared to our company based on size, as measured by market capitalization (generally targeting a range of $450 million to $4.5 billion) and number of employees (a range of one-third to three times the number of employees at our company); (iii) had similar stage of development of commercial products and (iv) giving preference to West Coast headquartered companies, given our principal operations are located in Hayward, California.

The compensation committee reviews the composition of the peer group annually to ensure that companies comprising the peer group are relevant for comparative purposes. In 2013, in approving the peer group to be used to making compensation decisions for 2014, the compensation committee removed Amylin Pharmaceuticals, Inc., Human Genome Science, Inc., Medicis Pharmaceutical Corporation and Par Pharmaceutical Companies, Inc., since each was acquired by a third party in 2012 or 2013, and upon Radford’s recommendation, the compensation committee approved the addition of eight new companies to the peer group to be used in making compensation decisions for 2014: Akorn, Inc., Auxilium Pharmaceuticals, Inc., Dendreon Corporation, Jazz Pharmaceuticals plc, Medivation, Inc., Myriad Genetics, Inc., Nektar Therapeutics and Questcor Pharmaceuticals, Inc. In 2014, in approving the peer group to be used to making compensation decisions for 2015, the compensation committee removed Onyx Pharmaceuticals Inc., ViroPharma Incorporated and Warner Chilcott plc since each was acquired by a third party in 2013 or 2014. Upon Radford’s recommendation, the compensation committee approved the addition of four new companies to the peer group to be used in making compensation decisions for 2015: Acorda Therapeutics, Inc., Cepheid, Mallinckrodt Pharmaceuticals plc and Seattle Genetics, Inc.

Radford provided us with information regarding compensation practices, including both cash and equity compensation, of companies comprising our peer group and published survey data using the 2014 Radford Global Life Sciences Survey.  We believe that such information constituted appropriate guidelines for our compensation committee to compare proposed pay levels for our named executive officers with those of other companies in the life sciences industry. The purpose of using this data was to assist the decision makers in assessing whether the proposed executive compensation was competitive. The decision makers considered these data only as a guidepost to their evaluation of proposed compensation amounts, and there was no mandate that any actual compensation paid must fall within any set range. Our compensation committee and the board believe that using the Radford data in this manner is useful in establishing an appropriate and competitive compensation structure. Each year, our compensation committee and the board will review this process and in future years may determine to measure executive compensation by reference to data of companies in a different percentile range if our performance criteria or results, as viewed by reference to our yearly budget and incentive plan targets, change significantly, or they may choose to implement a different process altogether.

The Role of Stockholder Say-on-Pay Votes

In May 2014, we provided stockholders an advisory vote to approve the compensation of our named executive officers (the “say-on-pay” proposal).  At our 2014 annual meeting, our stockholders approved the compensation of our named executive officers, with over 97% of the votes cast in favor of the “say-on-pay” proposal.  In evaluating our executive compensation program, the compensation committee considered the results of the “say-on-pay” proposal and numerous other factors as discussed in this Compensation Discussion and Analysis. While each of these factors informed the compensation committee’s decisions regarding the compensation of our named executive officers, the compensation committee did not implement significant changes to our executive compensation program in 2014. The compensation committee will continue to monitor and assess our executive compensation program and consider the outcome of our say-on-pay votes when making future compensation decisions for our named executive officers.

Components of Our Executive Compensation Program

Overview of Elements of Compensation

Total compensation for our named executive officers is comprised of the following elements:

•	base salary;

•	cash incentive awards;

•	options and other equity-based awards;

•	non-qualified deferred compensation plan contributions;

•	401(k) retirement plan contributions;

•	post-employment and change-in-control benefits, including severance protection; and

•	other benefits and perquisites.

Base Salary

Base salary is paid to our named executive officers to provide them with a degree of financial certainty and a source of fixed compensation to meet their day-to-day living and other needs. We believe that our base salaries should be set competitively with other companies in our peer group and in the life sciences industry group in general so that they may serve to attract and retain talented executives.

We generally set an initial base salary range for a particular executive level (for example, all officers with the title of Senior Vice President or President of a division) and then apply that range to all executives at that level. In establishing these base salary ranges, we consider:

•	the experience, education and skills required and value of the position to us and our operations;

•	the particular needs of our company for an executive at the level being considered;

•	our desire to promote a cohesive management team among executives of that level by establishing internal pay equity; and

•

salaries for executives in similar positions in other companies in our peer group, as reflected in the Radford compensation survey data, applying the procedure described above in “— Our Compensation Decision-Making Process.”

Once the base salary range is established for a particular executive level, we then determine the amount of salary that a specific executive officer will receive. For new hires or promotions to a particular executive level, we consider:

•	the individual experience, education and skills of the particular executive;

•	for promotion candidates, the executive’s prior performance and length of service with us and the salaries of any other executives at that level; and

•	other special circumstances applicable to the particular executive.

We believe that generally the 2014 base salary levels we set for our named executive officers represented competitive compensation for an executive who:

•	is fully experienced and educated as required by the position;

•	is a strong performer and strong leader who makes solid contributions; and

•	possesses a full skill set for his position and applies those skills successfully.

Our compensation committee proposes salary adjustments for our Chief Executive Officer. As for our other named executive officers, base salary adjustments are evaluated and proposed by our Chief Executive Officer, whose proposals are reviewed by the compensation committee.

In connection with Mr. Wilkinson’s commencement of employment with us as our President and Chief Executive Officer, our compensation committee, after consulting with Radford, reviewing base salaries and target cash incentives paid by our peer group companies and taking into account the factors described above, established his base salary at $850,000, which approximates the market 50th percentile of the base salaries paid to chief executive officers at our peer group companies.  Further, Mr. Wilkinson’s bonus target of 100% is positioned at the market 50th percentile of our peer group companies.

In an effort to maintain pay equity, our Chief Executive Officer generally developed 2014 base salary increases for other named executive officers consistently among executives serving in similar capacities and with similar levels of responsibility. In February 2014, each of the named executive officers, other than Mr. Reasons, received a modest 3% increase in base salary consistent with our approach to pay salaries at the 50th percentile of the Radford compensation survey data. Unlike the other named executive officers who had received a similar modest increase in base salary in 2013, Mr. Reasons had not received an increase in his base salary in 2013 as he had received an increase in his base salary in December 2012 as a result of his appointment as our Chief Financial Officer. Mr. Reasons’ 2013 base salary was below the 50th percentile of the base salaries and total target cash compensation paid to chief financial officers of our peer group companies based on Radford’s compensation survey data. As such, in February 2014, Mr. Reasons received a 20.7% increase in his base salary to, consistent with our philosophy on base salaries, align his base salary at approximately the 50th percentile of chief financial officers at our peer group companies based on Radford’s compensation survey data.

The amount of a named executive officer’s base salary may also serve as a reference point for determining the amount of his or her other compensation elements. For example, in 2014, the range of the potential annual cash incentive awards for each executive was derived from a percentage of the executive’s base salary.

Cash Incentive Awards

Pursuant to the employment agreements with our named executive officers, we provide the executives with an increased cash compensation opportunity through annual cash incentive awards based on the achievement of annual corporate and individual goals. We believe that a meaningful amount of executive compensation should be variable and contingent on individual and corporate performance. Establishing executive compensation that is rewarded upon the achievement of these performance-based criteria, discussed in more detail below, supports our goal of providing incentives to our executives who dedicate their full efforts toward achieving our performance objectives, which in turn makes our business successful and contributes to increases in stockholder value in the short-term.

Annual cash incentive awards are generally calculated as a percentage of base salary based upon corporate and individual performance goals that must be achieved to earn the award. In an effort to maintain pay parity, executives at the same job level and with similar degrees of responsibility will generally be eligible to receive annual cash incentive awards calculated at the same percentage of base salary.

During the first quarter of 2014, the board and the compensation committee established individual goals for our Chief Executive Officer and corporate or company-wide goals for all named executive officers, and our Chief Executive Officer developed individual performance goals for each of the named executive officers, other than himself.  All performance goals were disclosed to and discussed between our Chief Executive Officer and each of the named executive officers at the beginning of the year.  Individual goals were customized for the applicable executive and reflected the responsibilities and duties that we believe the executive should fulfill in connection with his or her particular position. Corporate goals reflected company performance as a whole and included criteria based on our achievement of particular performance targets, such as revenue and net income. The establishment of individual and corporate goals in 2014 was tied to and consistent with our compensation philosophy, as described above in “— Base Salary.”

In order to further align the stockholders’ and executive officers’ interests, in 2014 as in 2013, we emphasized the achievement of corporate goals rather than individual goals. We believed it was important to provide short-term, cash rewards to our named executive officers that were tied mostly to the Company's performance. For example, achievement of corporate goals constitutes 96% of our Chief Executive Officer’s target cash incentive compensation and 85% of the target cash incentive compensation for other named executive officers.  Individual goals comprised 4% of our Chief Executive Officer’s target cash incentive compensation and 15% of the target cash incentive compensation for our other named executive officers. Used this way, our cash compensation program in 2014 rewarded the demonstration of the types of performance and presence of executive skill sets that in our experience are directly attributable to our growth and an increase in value to our stockholders.

For 2014, our corporate performance goals were comprised of the following: (i) an internal net sales target of $443.9 million and stretch target of $518.9 million (weighted 20%), calculated in accordance with U.S. Generally Accepted Accounting Principles or GAAP and (ii) an internal Earnings before Interest and Taxes, referred to as EBIT, target of $30.6 million and stretch target of $91.4 million (weighted 80%). EBIT is calculated by determining our earnings before interest income (or expense) and tax expense. The 2014 corporate performance goals were recommended by our senior management and set by the compensation committee based on their assessment of current and anticipated market and other conditions affecting our business and the goals. In the view of the compensation committee, payout on these performance goals in 2014 required substantial achievement by each named executive officer.

For 2014, we achieved adjusted net sales of $596 million, representing over 150% attainment of our revenue-based target and stretch goals (weighted 20%) and $142.8 million in EBIT, representing over 150% attainment of our EBIT-based target and stretch goals (weighted 80%).  Because we achieved over 100% attainment of our net sales-based and EBIT-based target and stretch goals, our compensation committee determined that our overall 2014 performance exceeded our target and stretch level of performance and determined that each named executive officers receive a cash incentive award payout equal to 150% of the named executive officer’s corporate performance goal portion of his or her target bonus. The use of identical performance goals tied to the net sales-based and EBIT-based criteria for all of our named executive officers supports our stated compensation philosophies of rewarding named executive officers for positive performance, aligning the interests of our executives with those of our stockholders.

The individual performance goals used to determine cash incentive compensation in 2014 for the named executive officers who participated in the cash incentive program, were as follows:

Executive Officer		General Description of Performance Goals
Bryan M. Reasons	●

Actively support the Company’s business development efforts in both the generic and branded products divisions (including active support and guidance in deal structure planning, diligence and integration);

	●	Lead the completion of the Company’s domestic and international tax strategies;
	●	Maximize IT solutions to further automate the Company’s financial reporting process; and
	●	Actively support and lead the process to implement improved sales & operations process by the third quarter of fiscal year 2014.

Michael J. Nestor	●	Obtain FDA approval for RYTARY™;
	●	Meet or exceed specified net sales target for Zomig® products;
	●	File Marketing Authorization Application for IPX066 (brand name RYTARY™ in the United States) to the European Medicines Agency by the second half of fiscal year 2014; and
	●	Complete acquisition or product license deal that is accretive to the Company’s financials and contributes to the growth trajectory of the Company.

Mark A. Schlossberg	●	Seek settlement on ANDA litigations with goal of obtaining early launch dates commensurate with filing priorities and mitigate associated litigation expenses;
	●	Limit exposure to the Company from securities and antitrust litigations and investigations;
	●	Negotiate and expedite transaction documents and conduct first rate legal due diligence for all M&A and licensing transactions; and
	●	Proactively facilitate the board in all aspects of corporate governance matters, including the smooth onboarding of the President and Chief Executive Officer after Dr. Hsu’s retirement.

Jeffrey D. Nornhold	●	Successfully implement improved quality measures throughout Company;
	●	Meet or exceed financial targets for capital expenses and Quality Improvement Program expenses;
	●	Successfully implement organize and inorganic plans for sustainable growth (including establishing plans for the launch of RYTARY™ within specified timeframes and completing); and
●

Drive improvements in Company systems, processes, infrastructure and human capital (including the development and successful implementation of integrated cross functional systems to govern certain specified areas).

Each set of performance goals counts for a portion of the total potential bonus that may be received.  The portion of the bonus based on overall corporate performance is earned in full if the corporate performance goals are met or exceeded.  Payouts of the individual portion of a named executive officer’s cash incentive award are determined in part by the compensation committee’s or Chief Executive Officer’s determination (in case of executive officers other than our Chief Executive Officer) as to whether the applicable individual performance goals were achieved in whole or in part.

Mr. Wilkinson was appointed as our President and Chief Executive Officer effective April 29, 2014. As he had served as President and Chief Executive Officer of the Company for only a portion of 2014, Mr. Wilkinson recommended to the compensation committee in February 2015 that each of the named executive officers (other than himself) should receive an individual performance achievement factor of 100%. Pursuant to Mr. Wilkinson’s Employment Agreement with the Company, his eligibility for a bonus for 2014 was targeted at 100% and up to 150% of his base salary based on the attainment of the corporate goals described above.

The compensation committee evaluates and establishes targets consisting of percentages of base salaries for our executive officers’ cash incentive compensation as part of the yearly compensation process. The compensation committee generally sets such ranges of percentages of base salaries based on the same factors that it reviews to set base salary ranges for our named executive officers. See “— Base Salary.”

The range of percentage targets for 2014 annual cash incentive awards and actual bonuses paid in 2015 for 2014 performance (presented both as a cash payment and as a percentage of 2014 base salary established in February 2014) for each named executive officer, are presented in the following table:

Name	Annual Cash Incentive Award Target (%)	Maximum Target for Annual Cash Incentive Award (%)	Actual Award ($)	Actual Award as Percentage of Salary (%)
G. Frederick Wilkinson(1)	100	150	862,793	150
Bryan M. Reasons	60	90	418,500	90
Michael J. Nestor	60	90	466,545	90
Mark A. Schlossberg	60	90	438,258	90
Jeffrey D. Nornhold	60	90	396,833	90

(1)

Mr. Wilkinson was appointed as our President and Chief Executive Officer effective April 29, 2014 and pursuant to his Employment Agreement with the Company dated as of April 21, 2014, his eligibility for a bonus for 2014 was targeted at 100% and up to 150% of his base salary based on the attainment of our corporate goals. Pursuant to the terms of his Employment Agreement, he received a prorated amount of his annual base salary of $850,000 for 2014.

Once set, the compensation committee has the discretion to pay at, above or below the percentage targets set forth in the column “Annual Cash Incentive Award Target” in the table above depending on our overall financial and operational performance and the executive officers’ individual performance. The percentage targets in the column “Maximum Target for Annual Cash Incentive Award” represent maximum percentages of executives’ respective 2014 base salaries that we can award for superior performance. The actual cash incentive awards granted by the compensation committee for 2014 performance of our named executive officers were above the target annual award percentages for our named executive officers described above.   See also “— Grants of Plan-Based Awards During Year Ended December 31, 2014.”

Dr. Hsu resigned from his positions as President and Chief Executive Officer of the Company effective April 21, 2014. Pursuant to the Separation Agreement dated as of June 24, 2013 between Dr. Hsu and the Company, Dr. Hsu received a cash amount of $340,406 in March 2015, representing the pro rata portion of Dr. Hsu’s target cash incentive award for 2014 based on the achievement of the Company’s corporate goals for fiscal year 2014.

Dr. Ben-Maimon resigned as an executive officer of the Company effective November 3, 2014. Pursuant to her Separation Agreement with the Company dated as of October 22, 2014, Dr. Ben-Maimon received a cash amount of $453,248 in March 2015, representing the full amount of her target cash incentive award for 2014.

The range of percentage targets for 2015 performance is targeted at 100% of base salary up to a maximum of 150% of base salary for Mr. Wilkinson and 60% of base salary up to a maximum of 90% of base salary for Messrs. Reasons, Nestor, Schlossberg and Nornhold.  The amount of cash incentive awards payable to each of our named executive officers is capped at 150% of the base salary for Mr. Wilkinson and at 90% of the base salary for Messrs. Reasons, Nestor, Schlossberg and Nornhold.

In addition to the annual cash incentive bonus awards described above, Mr. Nornhold is also eligible to receive a one-time bonus in an amount not to exceed $200,000 contingent upon the compensation committee’s determination and subject to the achievement of certain performance goals related to (i) the achievement of Voluntary Action Indicated (VAI) status or better from the U.S. Food and Drug Administration (“FDA”) allowing the approval of generic products currently on hold due to the FDA warning letter at the Company’s Hayward manufacturing facility and (ii) approval of RYTARY™ from the FDA, in both cases on or prior to December 31, 2015 and subject to Mr. Nornhold’s continued employment with the Company through the date of such achievements, pursuant to a letter agreement dated as of April 1, 2014 between the Company and the Mr. Nornhold (the “Letter Agreement”). As the performance goals specified under the Letter Agreement were not achieved during fiscal year 2014, Mr. Nornhold did not receive the bonus during 2014 but remains eligible to receive the bonus if such goals are attained in accordance with the terms of the Letter Agreement during 2015. In addition, pursuant to the Letter Agreement, Mr. Nornhold received a retention bonus in the amount of $569,531 in April 2015.

Equity Awards

We maintain our 2002 Plan for the purpose of granting stock options and other equity-based awards, such as stock appreciation rights (commonly known as SARs) and restricted stock awards, to our employees, including our named executive officers. Option awards produce value to our named executive officers only if the price of our stock appreciates, and then only to the extent of the excess of our stock price over the exercise price of the option. Our stock options are granted with an exercise price equal to the fair market value on the date of grant to avoid providing any immediate benefit to the named executive officer upon grant.

Option and restricted stock awards link the interests of our executives to our stockholders. Because they generally vest incrementally over time, equity awards create an incentive for named executive officers to continue their employment with us for extended periods after the initial grant.

We have established procedures for granting equity awards to all of our eligible employees, including our named executive officers. Each year we establish a stock option or restricted stock award amount, referred to as the “equity compensation award,” for each level of responsibility within our organization. In arriving at the option or restricted stock component of the equity compensation award for our named executive officers, we use a number of factors, including the grant date fair value of the award and the percentage of total shares outstanding that each award would represent.

The board or compensation committee, however, retains discretion, in appropriate circumstances, to provide a different amount of equity awards for both the new hire and/or promotion and the annual grants. We might, for example, increase the number of options above the specified amount if needed to retain an executive who would, upon leaving his current position with another employer, be required to forfeit a substantial unvested option or restricted stock position. We have not, and in the future do not intend to, time the award of any equity-based compensation to coincide with the release of favorable or unfavorable information about us.

Our equity awards to named executive officers are issued as long-term compensation that generally vest over a period of four years. This is consistent with our philosophy of linking the financial interests of our named executive officers to those of our stockholders. The long-term compensation balances the short-term compensation paid in the form of base salary and annual incentive awards.

For all of our equity awards, we establish the amount to be awarded to each of our named executive officers based upon the level of each position. As part of our goal of maintaining pay parity wherever possible, we tend to grant the same or similar amounts of equity awards to executives with similar titles and levels of responsibility.

Our board typically approves annual grants of options and restricted stock awards to our named executive officers, comprised of approximately an equal percentage of restricted stock awards and options, using a Black Scholes options pricing model and having a grant date fair value generally equal to approximately the grant date fair value of awards made to executives in similar positions at our peer group of companies at approximately the 50th percentile.

In May 2014, we made annual grants of options and restricted stock awards to our named executive officers under our 2002 Plan as reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards During Year Ended December 31, 2014” table below. The 2014 equity grants were made at the 50th percentile based on competitive benchmarking conducted by Radford. Such grants were approved by the compensation committee and shared with the board. For all named executive officers, except our Chief Executive Officer, amounts and terms were proposed by our Chief Executive

Officer, subject to ultimate approval by the compensation committee. Equity awards to our Chief Executive Officer were determined solely by the board upon the recommendation of the compensation committee.

In  connection with Mr. Wilkinson’s commencement of employment with us as our President and Chief Executive Officer, our compensation committee, after consulting with Radford, reviewing equity incentives provided by our peer group companies and taking into account the factors described above with a particular focus on incentivizing Mr. Wilkinson to drive stock price growth, granted Mr. Wilkinson 150,000 shares of restricted stock subject to time-based vesting and 375,000 shares of restricted stock subject to performance-based vesting tied to specific stock price milestones. Mr. Wilkinson’s time-based restricted stock represents 28% of his total new hire opportunity and vests in three equal installments on the six, 12 and 18-month anniversaries of his employment commencement date.  The vesting of the time-based restricted stock was established by our compensation committee in consultation with Radford and as the result of arms-length negotiations with Mr. Wilkinson.

Mr. Wilkinson’s performance-based restricted stock was granted in three equal tranches and requires that the closing trading price of our common stock equal or exceed a target price per share over a period of thirty consecutive trading days in order to be eligible for vesting. The target price per share for tranche 1 was $30, tranche 2 was $34 and tranche 3 was $38, representing price growth of 17.0%, 32.6% and 48.1%, respectively, from the 30-day average closing trading price as of the date Mr. Wilkinson’s employment agreement was entered into. Any tranche of the performance-based restricted stock that becomes eligible to vest based upon achieving the applicable performance goal vests in two equal installments on each of April 29, 2015 (or on the date of achievement if the performance goal is achieved after April 29, 2015) and April 29, 2016 (or on the date of achievement if the performance goal is achieved after April 29, 2016), subject to Mr. Wilkinson’s continued employment through the applicable vesting date. As noted above, our stock price increased 69% between Mr. Wilkinson’s commencement of employment on April 29, 2014 and March 25, 2015. As a result of these phenomenal results, the performance goal for tranche 1 was achieved on February 2, 2015, tranche 2 was achieved on February 20, 2015 and tranche 3 was achieved on March 19, 2015. Thus 50% of Mr. Wilkinson’s performance-based restricted stock will vest on April 29, 2015 and 50% will vest on April 29, 2016, subject to his continued employment through the applicable vesting date.

401(k) Plan and Non-Qualified Deferred Compensation Plan Contributions

Retirement plans, in general, are designed to provide executives with financial security after their employment has terminated and, through the incremental vesting of our matching contributions to such plans over time, provide a retentive element to the overall pay package. Our named executive officers are eligible to participate in the Impax 401(k) Profit Sharing Plan, which allows them to contribute a portion of their base salary and bonus to support their financial needs upon retirement. During 2014 and prior to January 1, 2015, we also contributed to each participant’s account an amount equal to 50% of the amount contributed by the named executive officer, with our contribution not to exceed 6% of the participant’s annual total compensation. Effective January 1, 2015, we amended our 401(k) plan such that we are able to contribute to each participant’s account an amount equal to 100% of the amount contributed by the named executive officer, with our contribution not to exceed 5% of the participant’s annual total compensation. Our matching contributions to the 401(k) plan vest depending on the number of years the named executive officer has worked at our company, with all matching contributions vesting after the third year of service. Amounts contributed to the 401(k) plan are invested in one or more investment fund options.

Our named executive officers also are eligible to participate in the Impax Laboratories, Inc. Amended and Restated Executive Non-Qualified Deferred Compensation Plan, amended effective January 1, 2009. See “— Non-Qualified Deferred Compensation During Year Ended December 31, 2014” and “— Narrative Disclosure to Non-Qualified Deferred Compensation Table.” Each participant can defer up to 75% of the participant’s base salary and up to 100% of the amount of the participant’s bonus or cash incentive awards. We make a matching contribution for each participant equal to 50% of the participant’s contribution up to 10% of base salary and bonus and cash incentive awards per year. A participant’s account is notionally invested in one or more investment funds and the value of the account is determined with respect to such investment allocations.

These benefits are offered to provide financial security for our executives, and are consistent with our goal of attracting and retaining our executives. We also believe these contributions represent standard benefits that executive-level employees of public companies commonly receive. For these reasons, we do not take these matching contributions into consideration when setting other aspects of compensation for our executive officers.

Other Benefits and Perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans.  These benefits are provided to our named executive officers on the same general terms as they are provided to all of our full-time employees, with the exception of certain additional supplemental long-term disability insurance, which covers participating executives, including our named executive officers, in addition to any related gross-up of taxes to make the named executive officers whole. In addition, we have agreed under certain circumstances to pay directly or reimburse our named executive officers for certain travel and/or relocation expenses incurred, in addition to pay any related tax gross-up, in connection with commuting and/or a relocation made at the request of our company. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executives’ compensation packages.

Agreements with Executive Officers

We are party to employment agreements with all of our named executive officers. In June 2013, we entered into a Separation Agreement with Dr. Hsu in connection with his retirement as our President and Chief Executive Officer; Dr. Hsu retired from those positions with the Company effective April 21, 2014. In October 2014, we entered into a Separation Agreement with Dr. Ben-Maimon in connection with her retirement as an executive officer of our Company effective November 3, 2014. See “— Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables” for a discussion of these agreements with our named executive officers.

Post-Employment and Change-in-Control Benefits

Severance payments provided by us include a cash payment that is generally based upon the salary and annual incentive payment history of the named executive officer at issue. Severance benefits may also include the accelerated vesting of our matching contributions under the non-qualified deferred compensation plan, the accelerated vesting of stock options and restricted stock awards, and the extension of the exercisability of an award.

Generally speaking, we provide severance to our executives to give them financial security in the event they suffer an involuntary termination other than for cause or resign for good reason. We believe that the risk or possibility of an involuntary termination creates uncertainty for named executive officers regarding their continued employment with us. These scenarios may include, among other things, a termination of employment or a change in an executive’s job location, position or duties, whether on an individual basis or due to an overall reduction in or change to our workforce, or a change in other members of senior management resulting from a change in control event. As a result, our severance benefits are linked to our compensation philosophy of encouraging the long-term retention of our executives.

The employment agreements with our named executive officers also provide for severance benefits pursuant to a “double trigger” in the event of a change of control of our company; that is, the executive is entitled to the severance benefits if we terminate the executive involuntarily or the executive resigns for good reason following a change of control of our company. We believe a “double trigger” maximizes stockholder value by preventing an unintended windfall to executives in the event of a friendly change of control, while still providing our executives with appropriate incentives to cooperate in negotiating any change of control and a certain measure of job security and protection against termination without cause or loss of employment through no fault of their own. See “— Potential Payments upon Termination or Change in Control — Employment Agreements with Our Named Executive Officers” for a summary of the termination provisions in the employment agreements with our named executive officers.

 Tax and Accounting Treatment of Compensation

Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the “Code,” generally limits our federal income tax deduction for compensation paid in any year to an individual who, as of the end of the taxable year, is our Chief Executive Officer and any other employee whose compensation is required to be reported to stockholders by reason of being among the three most highly compensated officers (other than our Chief Financial Officer) to $1 million, to the extent that such compensation is not “performance based compensation” within the meaning of Section 162(m) of the Code. Amounts we pay as base salary and cash incentive compensation do not qualify for the “performance-based compensation” exception. We intend that options granted under our 2002 Plan will not be subject to the $1 million limitation in reliance upon the performance-based exception. However, several types of awards granted under our 2002 Plan, including restricted stock, will not meet the requirements of the performance-based exception. There can be no assurance that we will be able to comply or that we will intend to comply with all of the technical requirements of Section 162(m) of the Code.

Section 280G

Under Sections 280G and 4999 of the Code, the Company is disallowed a tax deduction with respect to “excess parachute payments” to certain executives in the event of a change of control and a 20% excise tax is imposed upon the individuals who receive “excess parachute payments” upon a change in control. An excess parachute payment is deemed to be received to the extent that such a change-in-control payment exceeds an amount approximating three times the employee’s average annual compensation, determined using the employee’s average compensation over the five years preceding the year the change in control occurs. In approving the compensation arrangements for our named executive officers, our compensation committee considers all elements of the cost to our company of providing such compensation, including the potential impact of Section 280G of the Code. However, our compensation committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

Section 409A

Section 409A of the Code may impose additional taxes on our service providers (including our directors, officers and employees) with respect to various non-qualified deferred compensation arrangements we maintain, including:

•	employment and severance agreements between us and our officers;

•	our non-qualified deferred compensation plan; and

•	other compensation arrangements we enter into with our directors, officers and employees.

Section 409A of the Code generally does not apply to incentive stock options and non-qualified stock options that are granted at fair market value if no deferral is provided beyond exercise. Section 409A of the Code also generally does not apply to our restricted stock awards. In the event that a deferred compensation arrangement fails to comply with Section 409A of the Code in form or operation, a service provider may become subject to:

•

the imposition of U.S. federal income tax, and potentially state and local income tax, on all amounts deferred in the tax year in which the amounts are deferred (or, if later, in the tax year when the receipt of the benefits is no longer subject to a substantial risk of forfeiture);

•	a penalty tax of 20% of the includable amount (in addition to the regular income tax at ordinary income rates); and

•

interest at the underpayment rate plus 1 percent from the time the amount was first deferred (or, if later, the tax year when the benefits are no longer subject to a substantial risk of forfeiture) until the time the amount is included in income.

Our compensation committee takes into consideration Section 409A of the Code when making awards of compensation and, generally, structures compensation to be exempt from Section 409A of the Code.  Compensation that cannot be structured to be exempt from Section 409A of the Code is generally structured to comply with Section 409A of the Code.  We have not provided any executives or other employees with any gross-up in connection with Section 409A of the Code.

ASC Topic 718

Accounting rules and pronouncements govern how we value option and restricted stock awards that we make and when those awards are to be recognized as compensation expense on our consolidated financial statements. Under ASC Topic 718, we calculate the full grant date fair value of awards using a variety of assumptions. This calculation is performed for accounting purposes, as an executive officer might never realize any value from the award. This may happen, for example, when the value of a share of stock on which the executive holds an option falls below the exercise price of the option and remains below the exercise price, rendering the option worthless to the executive. ASC Topic 718 also requires that companies recognize the compensation cost of a stock option or stock bonus award proportionately over the period that an employee is required to render service in exchange for a share-based payment.

Summary Compensation Table

The following table sets forth summary information relating to all compensation awarded to, earned by or paid to our named executive officers

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

G. Frederick Wilkinson	2014	552,500	—	11,534,677	—	862,793	28,900	12,978,870
President and Chief Executive Officer(4)

Bryan M. Reasons	2014	446,157	—	580,520	584,100	418,500	47,110	2,076,387
Senior Vice President, Finance	2013	385,000	—	266,252	392,075	343,035	65,109	1,451,471
and Chief Financial Officer	2012	288,616	50,000	540,760	—	207,930	84,629	1,171,935
(principal financial officer)

Michael J. Nestor	2014	515,479	—	580,520	584,100	466,545	29,845	2,176,489
President, Impax Specialty	2013	500,521	—	446,152	392,075	443,896	28,172	1,810,816
Pharma division	2012	486,009	—	271,700	325,332	410,445	21,732	1,515,218

Mark A. Schlossberg	2014	484,225	—	580,520	584,100	438,258	52,758	2,139,861
Senior Vice President, General	2013	470,175	—	446,152	392,075	417,929	50,781	1,777,112
Counsel and Corporate	2012	457,339	—	181,140	216,891	392,445	67,736	1,315,551
Secretary

Jeffrey D. Nornhold	2014	419,609	—	89,980	584,100	396,833	25,250	1,515,772
Senior Vice President,
Technical Operations(5)

Larry Hsu, Ph.D.	2014	364,507	—	121,152	119,370	340,406	3,110,700(8)	4,055,689
Former President and Chief	2013	746,235	—	1,671,271	1,470,281	1,119,353	72,371	5,079,511
Executive Officer(6)	2012	742,222	—	961,400	1,151,173	447,741	78,542	3,381,078

Carole S. Ben-Maimon, M.D.	2014	458,022	—	580,520	584,100	453,248	1,351,249(9)	3,427,139
Former President, Impax	2013	486,257	—	446,152	392,075	431,246	31,962	1,787,692
Generics Division(7)	2012	473,832	37,500	90,560	108,441	401,122	29,753	1,141,208

(1)

Represents the aggregate grant date fair value of stock or option awards, as applicable, computed in accordance with ASC Topic 718, based on assumptions set forth in Note 14 to the consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 26, 2015 and without giving effect to the estimate of forfeitures related to service-based vesting conditions. For the purposes of Mr. Wilkinson’s performance-based restricted stock, we assumed 100% probability of achievement of the associated performance goals.

(2)	For 2014, represents annual cash incentive awards paid in 2015 for 2014 performance.

(3)	“All Other Compensation” column for the year ended December 31, 2014 includes the following compensation items:

Name	Matching Contributions Under Non-Qualified Deferred Compensation Plan ($)	Matching Contributions Under 401(k) Plan ($)
G. Frederick Wilkinson	21,250	7,650
Bryan M. Reasons	39,460	7,650
Michael J. Nestor	22,195	7,650
Mark A. Schlossberg	45,108	7,650
Jeffrey D. Nornhold	17,600	7,650
Larry Hsu, Ph.D.	74,193	7,650
Carole S. Ben-Maimon M.D.	22,901	7,650

(4) Mr. Wilkinson was appointed our President and Chief Executive Officer effective April 29, 2014.

(5) Mr. Nornhold was appointed our Senior Vice President, Technical Operations effective April 1, 2014.

(6) Dr. Hsu resigned as our President and Chief Executive Officer effective April 21, 2014.

(7) Dr. Ben-Maimon resigned as our President of the Impax Generics division effective November 3, 2014.

(8) In addition to the items listed under footnote 3 above, the following amounts were also included: (i) $111,935, representing accrued wages, bonuses and vacation time; (ii) $2,838,817 representing (x) two times Dr. Hsu’s base salary as of April 21, 2014 and (y) two times Dr. Hsu’s average annual bonus paid for each completed fiscal year since January 1, 2010; (iii) $50,159, representing the costs of continued health insurance benefits for Dr. Hsu and his dependents; and (iv) $27,500, representing the compensation paid to Dr. Hsu for serving as a non-employee director of the Company in 2014 after his resignation as President and Chief Executive Officer.

(9) In addition to the items listed under footnote 3 above, the following amounts were also included: (i) $23,091, representing accrued wages, bonuses and vacation time; (ii) $1,242,677, representing (x) one and a half times Dr. Ben-Maimon’s base salary as November 3, 2014 and (y) one and a half times Dr. Ben-Maimon’s average annual bonus paid for each completed fiscal year since September, 6, 2011; and (iii) $54,930, representing the costs of continued health insurance benefits for Dr. Ben-Maimon and her dependents.

Grants of Plan-Based Awards During Year Ended December 31, 2014

The following table sets forth information regarding grants of plan-based awards to our named executive officers during the year ended December 31, 2014.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)					Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	Units (#)(3)	Options (#)(3)	Awards ($/Sh)(3)	Awards ($)(4)
G. Frederick Wilkinson	—	—	575,195		862,793		—	—	—	—	—	—	—
	May 6, 2014	—	—		—		—	—	—	150,000	—	—	3,900,000
	May 6, 2014	—	—		—		—	375,000	375,000	—	—	—	7,634,677

Bryan M. Reasons	—	—	279,000		418,500		—	—	—	—	—	—	—
	May 14, 2014	—	—		—		—	—	—	23,000	—	—	580,520
	May 14, 2014	—	—		—		—	—	—	—	55,000	25.24	584,100

Michael J. Nestor	—	—	311,030		466,545		—	—	—	—	—	—	—
	May 14, 2014	—	—		—		—	—	—	23,000	—	—	580,520
	May 14, 2014	—	—		—		—	—	—	—	55,000	25.24	584,100

Mark A. Schlossberg	—	—	292,172		438,258		—	—	—	—	—	—	—
	May 14, 2014	—	—		—		—	—	—	23,000	—	—	580,520
	May 14, 2014	—	—		—		—	—	—	—	55,000	25.24	584,100
							—	—	—
Jeffrey D. Nornhold	—	—	264,557		396,833		—	—	—	—	—	—	—
	April 1, 2014	—	200,000	(5)	569,531	(5)	—	—	—	—	—	—	—
	April 1, 2014	—	—		200,000	(5)	—	—	—	—	—	—	—
	May 14, 2014	—	—		—		—	—	—	3,565	—	—	89,980
	May 14, 2014	—	—		—		—	—	—	—	55,000	25.24	584,100

Larry Hsu, Ph.D.(6)	—	—	746,235		1,119,353		—	—	—	—	—	—	—
	May 14, 2014	—	—		—		—	—	—	4,800	—	—	121,152
	May 14, 2014	—	—		—		—	—	—	—	11,500	25.24	119,370
							—	—	—
Carole Ben-Maimon, M.D.(7)	—	—	302,165		453,248		—	—	—	—	—	—	—
	May 14, 2014	—	—		—		—	—	—	23,000	—	—	580,520
	May 14, 2014	—	—		—		—	—	—	—	55,000	25.24	584,100

(1)

The target payout is based on 60% of the respective 2014 base salaries of Messrs. Reasons, Nestor, Schlossberg and Nornhold and Dr. Ben-Maimon and 100% for Mr. Wilkinson and Dr. Hsu.  The maximum payout is based on 90% of the respective 2014 base salaries of Messrs. Reasons, Nestor, Schlossberg and Nornhold and Dr. Ben-Maimon and 150% for Mr. Wilkinson and Dr. Hsu, in each case, to be awarded for superior performance.   We have the discretion to pay at, above or below these percentage targets depending on our overall financial and operational performance and the executive officer’s individual performance. See “— Compensation Discussion and Analysis — Components of Our Executive Compensation Program — Cash Incentive Awards” for a discussion of performance goals that the named executive officers should achieve to earn the awards.

(2)

Constitutes performance-based restricted stock granted to Mr. Wilkinson in connection with his commencement of employment with us. Mr. Wilkinson’s performance-based restricted stock was granted in three equal tranches and requires that the closing trading price of our common stock equal or exceed a target price per share over a period of thirty consecutive trading days in order to be eligible for vesting. The target price per share for tranche 1 was $30, tranche 2 was $34 and tranche 3 was $38, representing price growth of 17%, 32.6% and 48.1%, respectively, from the 30-day average closing trading price as of the date Mr. Wilkinson’s employment agreement was entered into. Any tranche of the performance-based restricted stock that becomes eligible to vest based upon achieving the applicable performance goal vests in two equal installments on each of April 29, 2015 (or on the date of achievement if the performance goal is achieved after April 29, 2015) and April 29, 2016 (or on the date of achievement if the performance goal is achieved after April 29, 2016), subject to Mr. Wilkinson’s continued employment through the applicable vesting date. As noted above, our stock price increased 69% between Mr. Wilkinson’s commencement of employment on April 29, 2014 and March 25, 2015. As a result of these phenomenal results, the performance goal for tranche 1 was achieved on February 2, 2015, tranche 2 was achieved on February 20, 2015 and tranche 3 was achieved on March 19, 2015.  Thus 50% of Mr.

Wilkinson’s performance-based restricted stock will vest on April 29, 2015 and 50% will vest on April 29, 2016, subject to his continued employment through the applicable vesting date.

(3)

The 150,000 shares of time-based restricted stock granted to Mr. Wilkinson vests in three equal installments on each of the six, 12 and 18-month anniversaries of April 29, 2014. Other than the restricted stock grant to Mr. Wilkinson described above, the stock options and restricted stock grants vest in four equal annual installments beginning on the first anniversary of the date of grant. The exercise price of all the options granted to our named executive officers is the closing trading price of our common stock on the date of grant.

(4)

Represents the grant date fair value of stock or option awards, as applicable, computed in accordance with ASC Topic 718, based on assumptions set forth in Note 14 to the consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 26, 2015 and without giving effect to the estimate of forfeitures related to service-based vesting conditions.

(5)

Mr. Nornhold is eligible to receive a one-time bonus in an amount not to exceed $200,000 contingent upon the compensation committee’s determination and subject to the achievement of certain performance goals related to (i) the achievement of Voluntary Action Indicated (VAI) status or better from the FDA allowing the approval of generic products currently on hold due to the FDA warning letter at the Company’s Hayward manufacturing facility and (ii) approval of RYTARY™ from the FDA, in both cases on or prior to December 31, 2015 and subject to Mr. Nornhold’s continued employment with the Company through the date of such achievements.

(6)

Dr. Hsu resigned as our President and Chief Executive Officer effective April 21, 2014.  Pursuant to the Separation Agreement dated as of June 24, 2013 between Dr. Hsu and the Company, Dr. Hsu received a cash amount of $340,406 in March 2015, representing the pro rata portion of Dr. Hsu’s target cash incentive award for 2014 based on the achievement of the Company’s corporate goals for fiscal year 2014.

(7)

Dr. Ben-Maimon resigned as our President of the Impax Generics division effective November 3, 2014. Pursuant to her Separation Agreement with the Company dated as of October 22, 2014, Dr. Ben-Maimon received a cash amount of $453,248 in March 2015, representing the full amount of her target cash incentive award for 2014.

Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables

Agreements with Our Named Executive Officers

During 2014, we had employment agreements with each of our named executive officers. Each employment agreement automatically renews for a one-year period unless either party provides at least 90 days written notice of non-renewal prior to the end of the applicable term or unless it is terminated earlier.

Pursuant to the agreements, the annual base salary for Messrs. Wilkinson, Nestor, Schlossberg and Reasons was initially set at $850,000, $458,350, $450,000 and $385,000 respectively, subject to increase or decrease as determined by the board or the compensation committee. In connection with Mr. Nornhold’s promotion to our Senior Vice President, Technical Operation, Mr. Nornhold’s annual base salary was set at $440,927 effective as of April 1, 2014, subject to increase or decrease as determined by the board or the compensation committee and in accordance with the terms of the Amendment to his Employment Agreement dated as of April 1, 2014. The named executive officers are also eligible to receive: (i) an annual cash incentive bonus based upon a percentage of each person’s base salary and the attainment of goals established in writing by the board or its compensation committee; (ii) grants of stock options and restricted stock in an amount and on the terms determined by the compensation committee; and (iii) other compensation that may be awarded by the board or the compensation committee.   Each named executive officer is also entitled to have the benefit of all group life, disability, hospital, surgical and major medical insurance plans and other employee benefit plans made available to our executive personnel.

The employment agreements may be terminated by us with or without “cause” or by the named executive officer without “good reason” or for no reason, as such terms are defined in the agreements.

The employment agreements require the named executive officers to maintain the confidentiality of information relating to our company during and after the term of the agreement and also contain non-competition, non-solicitation, non-disparagement and cooperation covenants as well as other provisions customary for this type of employment agreement.

Additionally, the employment agreements contain provisions that provide for certain payments upon termination or a change in control of our company. See “— Potential Payments upon Termination or Change in Control — Potential Payments to Our Named Executive Officers upon Termination or Change in Control” for a discussion of potential payments to Messrs. Wilkinson, Reasons, Nestor, Schlossberg and Nornhold upon a termination of their employment with us. Mr. Wilkinson’s employment agreement also provides for the grant of restricted stock awards. See “ – Components of Our Executive Compensation Program – Equity Awards” above.

Separation Agreements

Larry Hsu, Ph.D. On April 21, 2014, Dr. Hsu retired from his positions as President and Chief Executive Officer on April 21, 2014 and in connection therewith, received certain termination benefits and payments pursuant to his Separation Agreement with the Company dated as of June 24, 2013. Dr. Hsu currently serves as a member of our board of directors.

Carole Ben-Maimon, M.D. Dr. Ben-Maimon resigned from her position as President of the Impax Generics division effective November 3, 2014 and in connection therewith, received certain termination benefits and payments pursuant to her Separation Agreement with the Company dated as of October 22, 2014.

 A description of the termination benefits and payments payable to Dr. Hsu and Dr. Ben-Maimon upon their retirement from our company is set forth below under “— Employment Agreements with Our Named Executive Officers – Separation Agreement Benefits”.

Outstanding Equity Awards at December 31, 2014

The following table sets forth the information regarding the outstanding option and stock awards for our named executive officers at December 31, 2014.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(#)(3)	Number of Shares of Stock That Have Not Vested (#)(1)(4)	Market Value of Shares of Stock That Have Not Vested ($)(2)
G. Frederick Wilkinson	5/6/2014	—	—	—	—	—	100,000	3,168,000
	5/6/2014	—	—	—	—	375,000	—	11,880,000

Bryan M. Reasons	4/13/2012	—	—	—	—	—	6,300	199,584
	10/26/2012	—	—	—	—	—	5,000	158,400
	5/15/2013	13,000	39,000	17.99	5/15/2023	—	11,100	351,648
	5/14/2014	—	55,000	25.24	5/14/2024	—	23,000	728,640

Michael J. Nestor	6/06/2008	75,000	—	8.53	6/06/2018	—	—	—
	5/20/2009	32,500	—	6.55	5/20/2019	—	—	—
	5/26/2010	32,500	—	20.30	5/26/2020	—	—	—
	5/11/2011	24,375	8,125	27.97	511/2021	—	3,250	102,960
	5/23/2012	16,250	16,250	20.90	5/23/2022	—	6,500	205,920
	5/15/2013	13,000	39,000	17.99	5/15/2023	—	18,600	589,248
	5/14/2014	—	55,000	25.24	5/14/2024	—	23,000	728,640

Mark A. Schlossberg	7/08/2011	75,000	25,000	21.24	7/8/2021	—	7,500	237,600
	5/23/2012	10,833	10,834	20.90	5/23/2022	—	4,334	137,301
	5/15/2013	13,000	39,000	17.99	5/15/2023	—	18,600	589,248
	5/14/2014	—	55,000	25.24	5/14/2024	—	23,000	728,640

Jeffrey D. Nornhold	4/8/2011	—	—	—	—	—	6,338	200,788
	10/28/2011	—	—	—	—	—	2,430	76,982
	10/26/2012	—	—	—	—	—	9,000	285,120
	10/25/2013	—	—	—	—	—	14,577	461,799
	5/14/2014	—	55,000	25.24	5/14/2024	—	3,565	112,939

Larry Hsu, Ph.D.(5)	5/20/2009	495,000	—	6.55	4/21/2016	—	—	—
	5/26/2010	115,000	—	20.30	4/21/2016	—	—	—
	5/11/2011	86,250	—	27.97	4/21/2016	—	—	—
	5/23/2012	57,500	—	20.90	4/21/2016	—	—	—
	5/15/2013	48,750	—	17.99	4/21/2016	—	—	—
	5/14/2014	—	11,500	25.24	5/14/2024	—	4,800	152,064

Carole Ben-Maimon M.D.(6)	10/28/2011	62,984	—	18.93	11/3/2015	—	—	—
	5/23/2012	8,124	—	20.90	11/3/2015	—	—	—
	5/15/2013	26,000	—	17.99	11/3/2015	—	—	—
	5/14/2014	13,750	—	25.24	11/3/2015	—	—	—

(1)

Other than the stock options and restricted stock granted to Mr. Wilkinson described below in notes 3 and 4 below, all options and restricted stock vest in four equal annual installments beginning on the first anniversary of the date of grant, subject to continued employment.

(2)	Based on the closing trading price of common stock of $31.68 per share at December 31, 2014.

(3)

Mr. Wilkinson’s performance-based restricted stock was granted in three equal tranches and requires that the closing trading price of our common stock equal or exceed a target price per share over a period of thirty consecutive trading days in order to be eligible for vesting. The target price per share for tranche 1 was $30, tranche 2 was $34 and tranche 3 was $38, representing price growth of 17%, 32.6% and 48.1%, respectively, from the 30-day average closing trading price as of the date Mr. Wilkinson’s employment agreement was entered into. Any tranche of the performance-based restricted stock that becomes eligible to vest based upon achieving the applicable performance goal vests in two equal installments on each of April 29, 2015 (or on the date of achievement if the performance goal is achieved after April 29, 2015) and April 29, 2016 (or on the date of achievement if the performance goal is achieved after April 29, 2016), subject to Mr. Wilkinson’s continued employment through the applicable vesting date. As noted above, our stock price increased

69% between Mr. Wilkinson’s commencement of employment on April 29, 2014 and March 25, 2015. The performance goal for tranche 1 was achieved on February 2, 2015, tranche 2 was achieved on February 20, 2015 and tranche 3 was achieved on March 19, 2015. Thus 50% of Mr. Wilkinson’s performance-based restricted stock will vest on April 29, 2015 and 50% will vest on April 29, 2016, subject to his continued employment through the applicable vesting date.

(4)	Restricted stock reported for Mr. Wilkinson vests as to 237,500 shares on April 29, 2015, 50,000 shares on October 29, 2015 and 187,500 shares on April 29, 2016.

(5)

Dr. Hsu ceased to be an executive officer of the Company on April 21, 2014 and pursuant to his Separation Agreement dated as of June 24, 2013 with the Company, the vesting of 135,000 unvested stock options and 57,725 shares of restricted stock, representing the number of unvested stock options and shares of restricted stock scheduled to vest within 12 months of April 21, 2014, were automatically accelerated. Dr. Hsu has the right to exercise all his vested options until the earliest of (a) the original expiration date of such stock option, (b) the date of a change in control of the Company and (c) the later of (1) the second anniversary of the date of his retirement and (2) the first anniversary of his departure as a member of our board of directors.

(6)

Dr. Ben-Maimon ceased to be an executive officer of the Company on November 3, 2014 and pursuant to her Separation Agreement dated as of October 22, 2014 between Dr. Ben-Maimon and the Company, the vesting of 48,208 unvested stock options and 19,033 shares of restricted stock, representing the number of unvested stock options and shares of restricted stock scheduled to vest within 12 months of November 3, 2014, were automatically accelerated. Dr. Ben-Maimon has the right to exercise all her vested options until the earliest of (a) the original expiration date of such stock option, (b) the date of a change in control of the Company and (c) the first anniversary of her retirement

Option Exercises and Stock Vested During Year Ended December 31, 2014

The following table provides information about the value realized by the named executive officers on the vesting of stock awards during the year ended December 31, 2014. No options were exercised during 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
G. Frederick Wilkinson	50,000	1,409,500
Bryan M. Reasons	9,350	241,405
Michael J. Nestor	15,950	425,948
Mark A. Schlossberg	15,867	434,910
Jeffrey D. Nornhold	18,124	483,324
Larry Hsu, Ph.D.(2)	57,725	1,480,646
Carole Ben-Maimon, M.D.(3)	32,316	909,155

(1)	The value realized on the vesting of stock awards is calculated by multiplying the number of shares of common stock vested by the closing trading price of the common stock on the vesting date.

(2)

Dr. Hsu ceased to be an executive officer of the Company on April 21, 2014 and pursuant to his Separation Agreement dated as of June 24, 2013 with the Company, the vesting of 135,000 unvested stock options and 57,725 shares of restricted stock, representing the number of unvested stock options and shares of restricted stock scheduled to vest within 12 months of April 21, 2014, were automatically accelerated. Dr. Hsu has the right to exercise all his vested options until the earliest of (a) the original expiration date of such stock option, (b) the date of a change in control of the Company and (c) the later of (x) April 21, 2016 and (y) the first anniversary of his departure as a member of our board of directors

(3)

Dr. Ben-Maimon ceased to be an executive officer of the Company on November 3, 2014 and pursuant to her Separation Agreement dated as of October 22, 2014 between Dr. Ben-Maimon and the Company, the vesting of 48,208 unvested stock options and 19,033 shares of restricted stock, representing the number of unvested stock options and shares of restricted stock scheduled to vest within 12 months of November 3, 2014, were automatically accelerated. Dr. Ben-Maimon has the right to exercise all her vested options until the earliest of (a) the original expiration date of such stock option, (b) the date of a change in control of the Company and (c) November 3, 2015.

Non-Qualified Deferred Compensation During Year Ended December 31, 2014

The following table sets forth the benefits received by our named executive officers under our non-qualified deferred compensation plan during the year ended December 31, 2014 as well as the aggregate non-qualified deferred compensation balances at December 31, 2014:

Name	Executive Contributions in 2014 ($)(1)	Registrant Contributions in 2014 ($)(2)	Aggregate Earnings / (Loss) in 2014($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2014 ($)(3)
G. Frederick Wilkinson	42,500	21,250	1,398	—	65,148
Bryan M. Reasons	78,919	39,460	17,247	—	288,330
Michael J. Nestor	44,390	22,195	33,648	—	436,488
Mark A. Schlossberg	90,216	45,108	20,136	—	482,407
Jeffrey D. Nornhold	35,200	17,600	6,706	—	173,072
Larry Hsu Ph.D.(4)	148,386	74,193	99,843	2,653,587	0
Carole Ben-Maimon M.D.(5)	45,802	13,740	17	0	184,385

(1)	Represents amounts deferred by each named executive officer to our non-qualified deferred compensation plan and reported in the Summary Compensation Table above under “Salary” for 2014 as follows:

Name	Salary Contributions ($)
G. Frederick Wilkinson	42,500
Bryan M. Reasons	44,616
Michael J. Nestor	0
Mark A. Schlossberg	48,423
Jeffrey D. Nornhold	20,980
Larry Hsu Ph.D.	36,451
Carole Ben-Maimon M.D.	45,802

Amounts deferred by named executive officers to our non-qualified deferred compensation plan from their respective cash incentive awards paid in 2015 for 2014 performance and our matching contributions related to such deferred compensation made in 2015 will be included in next year’s Non-Qualified Deferred Compensation table.

(2)	These amounts are reported under “All Other Compensation” in the Summary Compensation Table above.

(3)

Of the amounts shown, the following were included in the Summary Compensation Table and represent the amounts deferred by the executive officers as follows: (i) Dr. Hsu – $111,935, $74,624, $44,774, $74,222, $57,960, representing the amounts deferred by Dr. Hsu from cash incentive awards paid in 2014 for 2013 performance, 2013 salary, cash incentive awards paid in 2013 for 2012 performance, 2012 salary and cash incentive awards paid in 2012 for 2011 performance, respectively; (ii) Mr. Reasons - $34,304, $38,500, $20,793, $24,258 representing the amounts deferred by Mr. Reasons from cash incentive awards paid in 2014 for 2013 performance, 2013 salary, cash incentive awards paid in 2013 for 2012 performance and 2012 salary, respectively; (iii) Mr. Nestor - $44, 390, $41,045, $28,464, representing the amounts deferred by Mr. Nestor from cash incentive awards paid in 2014 for 2013 performance, 2013 for 2012 performance and 2012 for 2011 performance, respectively; (iv) Mr. Schlossberg - $41,793, $47,018, $39,245, $45,734 and $27,000 representing the amounts deferred by Mr. Schlossberg from cash incentive awards paid in 2014 for 2013 performance, 2013 salary, cash incentive awards paid in 2013 for 2012 performance, 2012 salary and cash incentive awards paid in 2012 for 2011 performance, respectively; and (v) Dr. Ben-Maimon - $48,626 and $47,383, representing the amounts deferred by Dr. Ben-Maimon from her salaries in 2013 and 2012, respectively.

For information regarding named executive officers’ deferrals from their respective 2014 salaries and cash incentive awards paid in 2014 for 2013 performance, see footnote 1 above. Our matching contributions relating to 2014, 2013 and 2012 salary payments and cash incentive awards paid in 2014 for 2013 performance, paid in 2013 for 2012 performance and paid in 2012 for 2011 performance were reported in “All Other Compensation” column in the Summary Compensation Table.

(4)

Dr. Hsu ceased to be an executive officer of the Company on April 21, 2014 and in connection with his resignation from the Company, withdrew vested accrued benefits under our non-qualified deferred compensation plan during the year ended December 31, 2014.

(5)	Dr. Ben-Maimon ceased to be an executive officer of the Company on November 3, 2014.

Narrative Disclosure to Non-Qualified Deferred Compensation Table

Our non-qualified deferred compensation plan permits highly-compensated individuals to receive a similar level of benefits (in terms of the overall percentage of their income eligible for tax deferral and employer matching contributions) as are available to employees with lower levels of income. Each participant can defer up to 75% of the participant’s base salary and up to 100% of the amount of the participant’s bonus or cash incentive awards. We make a matching contribution for each participant equal to 50% of the participant’s contribution up to 10% of base salary and bonus and cash incentive awards per year. A participant’s account is notionally invested in one or more investment funds and the value of the account is determined with respect to such investment allocations. Participants are fully vested in their contributions when made. Our matching contributions vest depending on the number of years of service, with participants being fully vested after five years of service. No contributions are forfeited as a result of a separation due to death, disability, termination of the plan or a change in control.

Benefits attributable to a participant may be valued as if they were invested in one or more investment funds, as directed by participants in writing.  The investment funds and their annual rates of return for the fiscal year ended December 31, 2014 are contained in the table below.  Participants may change their selection of investment funds from time to time in writing in accordance with the procedure established by the plan administrator. Changes will take effect as soon as administratively practicable.

Name of Valuation Fund	Rate of Return in 2014
Fidelity VIP Money Market	0.01%
MFS/Sun Life Government Securities	4.86%
PIMCO Total Return	4.28%
MFS VIT I Total Return	8.50%
MFS VIT I Value Series Initial	10.20%
Dreyfus Stock Index	13.42%
T. Rowe Price Blue Chip Growth	9.17%
AllianceBern Small/Mid Cap Val	9.20%
Fidelity VIP Mid Cap	6.29%
Delaware VIP Small Cap Value	5.86%
AllianceBern. International Value	(6.21)%
MFS/Sun Life Emerging Market	(6.72)%
MFS Global Real Estate	15.62%

If a participant terminates his or her employment, or an eligible consultant ceases to render service to us, for any reason, including death, we will pay the participant an amount equal to the value of the vested balance credited to the participant’s plan account. If the participant has died, the balance of that account will be paid to one or more beneficiaries designated by the participant. See “— Potential Payments upon Termination or Change in Control — Non-Qualified Deferred Compensation Plan” for a description of the form of payouts, withdrawals and other distributions under our non-qualified deferred compensation plan.

Description of 2001 Non-Qualified Employee Stock Purchase Plan

The following description of the material terms of the 2001 Non-Qualified Employee Stock Purchase Plan, referred to as the “2001 Plan,” is intended as a summary only and is qualified in its entirety by reference to the complete text of such plan.

2001 Plan

In February 2001, in order to encourage employee ownership of our common stock, the board approved the 2001 Plan, under which we can issue 500,000 shares of common stock, subject to certain adjustments as set forth in such plan. The 2001 Plan provides an opportunity for employees to purchase common stock at a 15% discount to the market price through payroll deductions or lump sum cash investments of up to $25,000 in any one calendar year. The 2001 Plan is administered by the compensation committee, which has the authority to interpret, amend and make any determinations necessary to administer the 2001 Plan.

Potential Payments upon Termination or Change in Control

In 2014, upon termination of employment and/or upon a change in control, each of our named executive officers would have been entitled to receive from us potential payments and benefits under the following agreements and plans:

•	employment agreements with our named executive officers;

•	our 1999 Plan and 2002 Plan; and

•	our non-qualified deferred compensation plan.

Employment Agreements with Our Named Executive Officers

Employment Agreement Terms

The employment agreements with our named executive officers specify our obligations to each such officer upon termination of his/her respective employment under various circumstances. Each employment agreement may be terminated upon the death of the named executive officer, by us on 30 days written notice upon the disability of the named executive officer, by us upon written notice to the named executive officer with or without “cause” and by the named executive officer upon 60 days written notice without “good reason” or at any time prior to the 60th day after any event providing “good reason,” provided such event is not cured within 30 days.

Under the terms of the employment agreements, “disability” means the inability of the named executive officer to perform his/her duties and responsibilities under the agreement, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of 180 calendar days in any consecutive 365-day period, or (ii) is likely to continue for a period of at least six consecutive months from its commencement as projected by our board in good faith after consulting with a doctor selected by us and consented to by the named executive officer (or, in the event of his/her incapacity, by his/her legal representative), such consent not to be unreasonably withheld.

Under the terms of the employment agreements, “cause” means:

•	the willful and continued failure of the named executive officer to substantially perform his/her obligations under the agreement, provided there is a 15-day cure period;

•	the named executive officer’s indictment for, conviction of, or plea of guilty or nolo contendere to a felony or other crime involving moral turpitude or dishonesty;

•	the named executive officer’s willful misconduct in the performance of his/her duties; or

•	the named executive officer’s willful misconduct other than in the performance of his/her duties that is actually or potentially materially injurious to us, monetarily or otherwise.

Under the terms of the employment agreements, “good reason” means:

•	a material breach of the agreement;

•

a material diminution in the authorities, duties or responsibilities of the named executive officer set forth in his/her respective agreement (other than temporarily while such officer is physically or mentally incapacitated and unable to properly perform such duties, as determined by our board in good faith);

•	the loss of any of the titles granted to the named executive officer in his/her respective agreement;

•

a material reduction by us in the base salary or in any of the percentages of base salary payable as an annual cash incentive award to the named executive officer, but, except in the case of a reduction following a “change in control,” not including (a) a reduction in base salary or in any of the percentages of base salary payable as an annual cash incentive award which is consistent with the reduction in base salary or in any of the percentages of base salary payable as an annual cash incentive award imposed on all of our senior executives, or (b) a reduction in base salary or in any of the percentages of base salary payable as an annual cash incentive award based on the results of peer benchmark data obtained by our board and after approval of the board;

•	the relocation of the named executive officer to an office more than 50 miles from his/her then-current location;

•	the assignment to the named executive officer of duties or responsibilities that are materially inconsistent with any of his/her duties and responsibilities set forth in his/her respective agreement;

•	a material change in the reporting structure set forth in his/her respective agreement;

•	the delivery to the named executive officer of a written notice of non-renewal of his/her respective employment agreement; or

•

our failure to obtain the assumption in writing of our obligation to perform the named executive officer’s respective agreement by any successor in connection with a sale or other disposition by us of all or substantially all of our assets or businesses within 10 days after such sale or other disposition.

In addition, Mr. Wilkinson may also terminate his employment agreement with us for good reason if we fail to nominate or re-nominate him to serve as a director, other than as a result of his death or disability or a legal prohibition.

Under the terms of the employment agreements, a “change of control” means (provided each event is a “change in control event” within the meaning of Section 409A of the Code):

•

any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than us, any trustee or other fiduciary holding securities under any of our employee benefit plans, or any company owned, directly or indirectly, by our stockholders in substantially the same proportions as their ownership of our common stock), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of our company representing more than 50% of our combined voting power then outstanding, referred to as “greater than 50% holders”;

•

during any period of 12 consecutive months, the individuals who, at the beginning of such period, constitute our board, and any new director whose election by our board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of our board;

•

a merger or consolidation of our company with any other corporation or other entity, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto (and held by persons that are not affiliates of the acquirer) continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of our voting securities or such surviving entity immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization (or similar transaction) in which no person (other than greater than 50% holders) acquires more than 50% of our voting securities shall not constitute a change of control; or

•

the consummation of a sale or other disposition by us of all or substantially all of our assets, including a liquidation, other than the sale or other disposition of all or substantially all of our assets to a person or persons who beneficially own, directly or indirectly, more than 50% of our voting securities immediately prior to the time of the sale or other disposition.

Employment Agreement Benefits

Upon the death of a named executive officer, such officer’s estate shall receive: (i) any earned but unpaid base salary through the termination date; (ii) any annual cash incentive award earned but unpaid for the prior fiscal year, which amount will be paid within two and one-half months following the end of the calendar year to which it relates; (iii) reimbursement for any unreimbursed expenses properly incurred and paid through the termination date; (iv) any accrued but unused vacation time; (v) all vested stock options and restricted stock; and (vi) vested accrued benefits and other payments, if any, which such officer or his/her dependents are entitled to under our employee benefit arrangements, plans and programs, as of the termination date, except severance pay plans, collectively referred to as the “amounts and benefits.” If the termination event occurs after our first fiscal quarter of any year, we will pay a pro rata portion of such officer’s annual cash incentive award, to be determined by multiplying the amount of such award which would be due for the full fiscal year, as determined by our board, by a fraction, the numerator of which is the number of days during the fiscal year of termination such officer was employed and the denominator of which is 365, referred to as the “pro rata award,” which amount will be paid within two and one-half months following the end of the calendar year to which it relates. In addition, all unvested restricted stock granted to such officer will immediately vest and the portion of unvested stock options of such officer which are scheduled to vest in the calendar year of the termination will vest upon the certification of the compensation committee based on the achievement of performance goals through the termination date.

If the employment of a named executive officer is terminated by us on 30 days written notice upon the disability of such officer, we will pay the officer the amount and benefits, the pro rata award and medical benefits for six months. In addition, upon the receipt of a general release of claims from such officer, 50% of all unvested restricted stock granted to such officer will immediately vest on the termination date and the portion of the unvested stock options of such officer scheduled to vest in the calendar year of the termination will vest upon the certification of the compensation committee based on the achievement of performance goals through the termination date.

If the employment of a named executive officer is terminated for cause by us or without good reason by such officer, we will pay the officer the amount and benefits.

If the employment of Mr. Wilkinson is terminated without cause by us or for good reason by him, we will pay him the amounts and benefits. In addition, Mr. Wilkinson will receive the following: (i) a cash payment in an amount equal to the sum of (a) the balance of the base salary due under his employment agreement or two times his base salary as then in effect, whichever is greater, plus (b) an amount equal to two times the average of the annual cash bonus awards received by him for all fiscal years ending during the term of his agreement; (ii) the pro rata award; (iii) all benefits for 24 months from the termination date.

If the employment of Messrs. Reasons, Nestor, Schlossberg and Nornhold is terminated without cause by us or for good reason by such named executive officer, we will pay such officer the amounts and benefits. In addition, each of Messrs. Reasons, Nestor, Schlossberg and Nornhold will receive the following: (i) a cash payment in an amount equal to the sum of (a) the balance of the base salary due under his respective employment agreement or one and one half times his/her respective base salary as then in effect, whichever is greater, plus (b) an amount equal to one and one half times the average of the annual cash incentive awards received by such officer for all fiscal years ending during the term of his respective agreement, with the aggregate amount due paid in equal installments for a period of 12 months from the termination date; (ii) the pro rata award; and (iii) all benefits for 24 months from the termination date.

In addition, all of the unvested stock options and restricted stock held by Messrs. Wilkinson, Reasons, Nestor, Schlossberg and Nornhold respectively, will be accelerated by 12 months and such stock options will remain exercisable for 12 months following his respective termination date.

If the employment of Mr. Wilkinson is terminated without cause by us or for good reason by him within 60 days preceding or 12 months following a change in control or if the term of his agreement expires or is not renewed and Mr. Wilkinson is then terminated without cause by us within 12 months following a change of control, we will pay him the following: (i) an amount equal to the sum of (a) the balance of the base salary due under his agreement or two and one half times his base salary as then in effect, whichever is greater, plus (b) an amount equal to two and one half times the average of the annual cash incentive awards received by Mr. Wilkinson for all fiscal years ending during the term of his agreement, with the aggregate amount due paid in equal installments for a period of 12 months from the termination date; and (ii) in the event such termination or resignation occurs following our first fiscal quarter of any year, the pro rata award, which amount will be paid within two and one-half months following the end of the calendar year to which it relates.

If the employment of Messrs. Reasons, Nestor, Schlossberg and Nornhold is terminated without cause by us or for good reason by such named executive officer within 60 days preceding or 12 months following a change in control or, with respect to Messrs. Reasons, Schlossberg and Nornhold, if the term of the agreement expires or is not renewed and such named executive officer is then terminated without cause by us within 12 months following a change of control, we will pay such officer the amounts and benefits. In addition, each of Messrs. Reasons, Nestor, Schlossberg and Nornhold will receive the following: (i) an amount equal to the sum of (a) the balance of the base salary due such officer under his respective agreement or two and one quarter times such officer’s then current base salary, whichever is greater, plus (b) an amount equal to two and one quarter times the average of the annual cash incentive awards received by such officer for all fiscal years ending during the term of the agreement, with the aggregate amount due paid in equal installments for a period of 12 months from the termination date; and (ii) in the event such termination or resignation occurs following our first fiscal quarter of any year, the pro rata award, which amount will be paid within two and one-half months following the end of the calendar year to which it relates.

In addition, each of Messrs. Wilkinson, Reasons, Nestor, Schlossberg and Nornhold will also receive all benefits for 24 months from the termination date and the vesting of each such officer’s unvested stock options and restricted stock will be accelerated with respect to 100% of the shares subject thereto and his stock options will remain exercisable for 12 months following the termination date.

Under each employment agreement, upon a termination by us without cause or by the named executive officer for good reason, whether or not following a change of control, our obligation to (i) make severance payments and (ii) distribute, accelerate vesting periods or extend exercise periods with respect to restricted stock or stock options, as applicable, except for the provision of the amounts and benefits, is conditioned upon the receipt of a general release of claims from the named executive officer. In addition, any severance payable under an employment agreement which remains unpaid or other benefits yet to be received in connection with a termination by us without cause or by the named executive officer for good reason, whether or not following a change of control, will be forfeited by the named executive officer for failure to comply with the terms of the confidentiality and non-disclosure provisions, the non-solicitation covenants, the non-disparagement covenant, and the cooperation covenants.

Separation Agreement Benefits

Larry Hsu, Ph.D. On April 21, 2014, Dr. Hsu retired as our President and Chief Executive Officer. Dr. Hsu currently remains as a member of our board of directors. In connection with his retirement, Dr. Hsu entered into a Separation Agreement with the Company dated June 24, 2013. Pursuant to the Separation Agreement, the Company provided Dr. Hsu with certain termination benefits and payments consisting of the following: (i) cash payments in an aggregate amount equal to $2,838,817, representing (x) two times Dr. Hsu’s base salary as of April 21, 2014 and (y) two times Dr. Hsu’s average annual bonus paid for each completed fiscal year since January 1, 2010; (ii) $340,406, representing the pro rata portion of Dr. Hsu’s target bonus for 2014, based on the Company’s achievement of its corporate goals for 2014; (iii) $50,159, representing the amount of continued health insurance benefits for Dr. Hsu and his dependents for up to 24 months following his retirement date; (iv) acceleration of the vesting of Dr. Hsu’s stock options and restricted stock awards that would have vested had Dr. Hsu remained continuously employed by the Company until the first anniversary of the date of his retirement; and (v) an extension of the period within which Dr. Hsu may exercise each vested and unexpired stock option held by him as of the date of his retirement until the earliest of (a) the original expiration date of such stock option, (b) the date of a change in control of the Company and (c) the later of (1) the second anniversary of the date of his retirement and (2) the first anniversary of his departure from our board of directors.

Carole Ben-Maimon, M.D. Dr. Ben-Maimon retired as our President of the Impax Generics division on November 3, 2014. In connection with her retirement, Dr. Ben-Maimon entered into a Separation Agreement with the Company dated October 22, 2014. Pursuant to such Separation Agreement, the Company provided Dr. Ben-Maimon with certain termination benefits and payments consisting of the following: (i) cash payments in an aggregate amount equal to $1,242,677, representing (x) one and a half times Dr. Ben-Maimon’s base salary as of October 22, 2014 and (y) one and a half times Dr. Ben-Maimon’s average annual bonus paid for each completed fiscal year since September, 6, 2011; (ii) $453,248, representing the full amount of her 2014 target bonus payable based on the Company’s achievement of its corporate goals in for 2014; (iii) $54,930, representing the amount of continued health insurance benefits for Dr. Ben-Maimon and her dependents until the earlier of the (A) second anniversary of her retirement date and (B) date Dr. Ben-Maimon and her dependents cease to be eligible for such coverage; (iv) acceleration of the vesting of Dr. Ben-Maimon’s stock options and restricted stock awards that would have vested had Dr. Ben-Maimon remained continuously employed by the Company until the first anniversary of the date of her retirement date; and (v) an extension of the period within which Dr. Ben-Maimon may exercise each vested and unexpired stock option held by her as of her retirement date until the earliest of (a) the original expiration date of such stock option, (b) the date of a change in control of the Company and (c) the first anniversary of her retirement date.

Stock Incentive Plans and Award Agreements

The table below sets forth the benefits that each named executive officer holding awards granted under our 1999 Plan and 2002 Plan would be entitled to receive should his/her employment terminate under the following specified circumstances. These rights and benefits may be amended or modified as otherwise determined by the board at the time that a grant or award is made or, if the named executive officer’s rights are not reduced, thereafter:

Termination Circumstance	Stock Incentive Plan Benefit
Death or disability

The vested portion of any stock option as of the date of death or disability may be exercised within one year from the date of death or disability, but in no event after the stated expiration of the option.

Termination other than death, disability or for cause (1)	The vested portion of any stock option as of the date of termination may be exercised within 30 days from the date of termination, but in no event after the stated expiration of the option.

(1)

Under the 1999 Plan and 2002 Plan, “cause” is defined as under an applicable employment or consulting agreement. If there is no such agreement or no such definition in an agreement, “cause” is defined to mean dishonesty, fraud, insubordination, willful misconduct, refusal to perform services or materially unsatisfactory performance of duties.

Under each of our 1999 Plan and 2002 Plan, if, in the event of a “change in control,” the surviving corporation refuses to assume or to substitute with similar awards the outstanding awards granted under these plans, then all such outstanding awards will become immediately exercisable, referred to as an “equity plan change in control event.” The award will terminate if it is not exercised at or prior to the event constituting the change in control.

For these purposes, a “change in control” means:

•	a sale of all or substantially all of our assets;

•	a merger or consolidation in which we are not the surviving corporation; or

•

a reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

Pursuant to the terms of our standard stock bonus award agreement under the 2002 Plan, the vesting of a restricted stock award granted to named executive officers under the 2002 Plan is accelerated in full as of the date of any of the following events: (i) an executive’s death or disability; (ii) a change within a 12-month period in the holders of more than 50% of our outstanding common stock (other than as provided under our 2002 Plan); or (iii) any other event deemed to constitute a “change of control” by the board (other than as provided under our 2002 Plan), events (ii) and (iii) collectively referred to as an “2002 award agreement change of control event.” As of December 31, 20134 there were no outstanding restricted stock awards granted to our named executive officers that are subject to the 2002 award agreement change of control event provisions.

Non-Qualified Deferred Compensation Plan

Our non-qualified deferred compensation plan provides that matching contributions by us vest depending on the number of years of service for each named executive officer, with such officers being fully vested after five years of service. Upon the occurrence of a named executive officer’s death or “disability,” the amount of matching contributions by us to such officer under the plan will immediately vest. Further, upon the occurrence of a “change in control” of our company, the amount of matching contributions by us to the named executive officers under the plan will immediately vest.

Under the non-qualified deferred compensation plan, “disability” is generally defined as a physical or mental condition whereby the named executive officer: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of such named executive officer’s employer.

Under the non-qualified deferred compensation plan, a “change in control” is generally defined as a change in the ownership or effective control of our company, or in the ownership of a substantial portion of the assets of our company, as defined and determined under Section 409A(a)(2)(A)(v) of the Code, Treasury Notice 2005-1 and any further guidance published with respect to such term, and includes any one of the following events:

•	a change in ownership in which a person, group or entity acquires more than 50% of the total fair market value or total voting power of our stock;

•	a person, group or entity acquires (in a 12-month period) ownership of stock with 35% or more of the total voting power of our stock;

•	a majority of the board is replaced in a 12-month period by directors whose appointment or election was not endorsed by a majority of the board before their appointment or election; or

•	a change in ownership of a substantial portion of our assets in which a person, group or entity acquires 40% or more of the gross fair market value of our assets.

The payment of unvested matching contributions under the plan to our named executive officers (or such officer’s estate) in the event of death, disability or a change in control will be made as follows:

•

upon death, (i) if the payment of benefits under the plan had commenced, pursuant to the then existing benefit payment plan, or (ii) if the payment of benefits under the plan had not yet commenced, in a lump sum payment as soon as administratively possible;

•	upon disability, in a lump sum payment not earlier than the sixth month following the named executive officer’s disability; and

•

upon a change in control, as specified by such named executive officer in the distribution election, (i) a lump sum payment as soon as administratively possible; or (ii) annual installments for a period of up to 15 years (or in the event of payment of an in-service account, a maximum of five years) with annual payments equal to the balance of the account immediately prior to the payment, multiplied by a fraction, the numerator of which is one and the denominator of which commences at the number of annual payments initially chosen and is reduced by one in each succeeding year.

Potential Payments to Our Named Executive Officers upon Termination or Change in Control

Potential Payments upon Termination

The following table shows the estimated amount of payments and benefits that would be provided by us (or our successor) to each of the named executive officers under the plans and agreements described above assuming that their employment was terminated as of December 31, 2014 for various reasons as described below:

	Reason for Termination of Employment
Named Executive Officer and Nature of Payment	Terminated by Us without Cause or by Officer With Good Reason (no Change in Control) ($)		Terminated by Us for Cause ($)		Terminated by Officer without Good Reason ($)		Disability ($)		Death ($)		Terminated by Us without Cause or by Officer for Good Reason in Connection with a Change of Control ($)
G. Frederick Wilkinson (1)
Base Severance Payment	173,269	(2)	173,269	(2)	173,269	(2)	—	(2)	173,269	(2)	173,269	(2)
Accrued Benefits	—	(3)	—	(3)	—	(3)	570,000	(3)	500,000	(3)	—	(3)
Cash Severance Payment	3,425,585	(4)	—		—		—		—		4,281,981	(4)
Pro Rata Award	862,793	(5)	—		—		862,793	(5)	862,793	(5)	862,793	(5)
Cost of continuation of benefits	58,528	(6)	—		—		14,632	(7)	—		58,528	(6)
Value of accelerated stock options	—	(8)	—		—		—	(9)	—	(9)	—	(10)
Value of accelerated restricted stock	3,168,000	(11)	—		—		7,524,000	(12)	15,048,000	(13)	15,048,000	(13)
Non-Qualified Deferred Compensation	—		—		—		21,716	(14)	21,716	(14)	21,716	(14)
Total	7,688,175		173,269		173,269		8,993,141		16,605,778		20,446,287

Bryan M. Reasons
Base Severance Payment	53,636	(2)	53,636	(2)	53,636	(2)	—	(2)	53,636	(2)	53,636	(2)
Accrued Benefits	—	(3)	—	(3)	—	(3)	1,567,500	(3)	465,000	(3)	—	(3)
Cash Severance Payment	1,182,233	(15)	—		—		—		—		1,773,349	(15)
Pro Rata Award	418,500	(5)	—		—		418,500	(5)	—	(5)	418,500	(5)
Cost of continuation of benefits	53,706	(6)	—		—		13,427	(7)	—		53,706	(6)
Value of accelerated stock options	266,520	(8)	—		—		—	(9)	—	(9)	888,110	(10)
Value of accelerated restricted stock	478,368	(11)	—		—		719,136	(12)	1,438,272	(13)	1,438,272	(13)
Non-Qualified Deferred Compensation	—		—		—		57,637	(14)	57,637	(14)	57,637	(14)
Total	2,452,963		53,636		53,636		2,776,200		2,433,045		4,683,210

Michael J. Nestor
Base Severance Payment	43,893	(2)	43,893	(2)	43,893	(2)	—	(2)	43,893	(2)	43,893	(2)
Accrued Benefits	—	(3)	—	(3)	—	(3)	232,500	(3)	600,000	(3)	—	(3)
Cash Severance Payment	1,338,640	(16)	—		—		—		—		2,007,960	(16)
Pro Rata Award	466,545	(5)	—		—		466,545	(5)	466,545	(5)	466,545	(5)
Cost of continuation of benefits	53,706	(6)	—		—		13,427	(7)	—		53,706	(6)
Value of accelerated stock options	384,251	(8)	—		—		—	(9)	—	(9)	1,093,429	(10)
Value of accelerated restricted stock	584,496	(11)	—		—		813,384	(12)	1,626,768	(13)	1,626,768	(13)
Non-Qualified Deferred Compensation	—		—		—		—	(14)	—	(14)	—	(14)
Total	2,871,531		43,893		43,893		1,525,856		2,737,206		5,292,301

Mark A. Schlossberg
Base Severance Payment	55,482	(2)	55,482	(2)	55,482	(2)	—	(2)	55,482	(2)	55,482	(2)
Accrued Benefits	—	(3)	—	(3)	—	(3)	967,500	(3)	486,953	(3)	—	(3)
Cash Severance Payment	1,299,916	(17)	—		—		—		—		1,949,874	(17)
Pro Rata Award	438,258	(5)	—		—		438,258	(5)	438,258	(5)	438,258	(5)
Cost of continuation of benefits	58,528	(6)	—		—		14,632	(7)	—		58,528	(6)
Value of accelerated stock options	585,915	(8)	—		—		—	(9)	—	(9)	1,265,901	(10)
Value of accelerated restricted stock	684,827	(11)	—		—		846,395	(12)	1,692,789	(13)	1,692,789	(13)
Non-Qualified Deferred Compensation	—		—		—		64,321	(14)	1,692,789	(14)	64,321	(14)
Total	3,122,926		55,482		55,482		2,331,105		2,737,803		5,525,153

Jeffrey D. Nornhold
Base Severance Payment	50,266	(2)	50,266	(2)	50,266	(2)	—	(2)	50,266	(2)	50,266	(2)
Accrued Benefits	—	(3)	—	(3)	—	(3)	1,425,000	(3)	440,927	(3)	—	(3)
Cash Severance Payment	1,256,640	(18)	—		—		—		—		1,884,961	(18)
Pro Rata Award	396,833	(5)	—		—		396,833	(5)	396,833	(5)	396,833	(5)
Cost of continuation of benefits	53,706	(6)	—		—		13,427	(7)	—		53,706	(6)
Value of accelerated stock options	88,550	(8)	—		—		—	(9)	—	(9)	354,200	(10)
Value of accelerated restricted stock	602,506	(11)	—		—		568,806	(12)	1,137,629	(13)	1,137,629	(13)
Non-Qualified Deferred Compensation	—		—		—		23,076	(14)	23,076	(14)	23,076	(14)
Total	2,448,502		50,266		50,266		2,427,143		2,048,731		3,900,671

Larry Hsu, Ph.D. (19)
Base Severance Payment	111,935	(2)	—		—		—		—		—
Accrued Benefits	—		—		—		—		—		—
Cash Severance Payment	2,838,817		—		—		—		—		—
Pro Rata Award	340,406		—		—		—		—		—
Cost of continuation of benefits	50,159		—		—		—		—		—
Value of accelerated stock options	1,247,815		—		—		—		—		—
Value of accelerated restricted stock	1,085,362		—		—		—		—		—
Non-Qualified Deferred Compensation	—		—		—		—		—		—
Total	5,674,494		—		—		—		—		—

Carole Ben-Maimon, M.D. (20)
Base Severance Payment	23,091	(2)	—		—		—		—		—
Accrued Benefits	—		—		—		—		—		—
Cash Severance Payment	1,242,677		—		—		—		—		—
Pro Rata Award	453,248		—		—		—		—		—
Cost of continuation of benefits	54,930		—		—		—		—		—
Value of accelerated stock options	254,398		—		—		—		—		—
Value of accelerated restricted stock	246,223		—		—		—		—		—
Non-Qualified Deferred Compensation	—		—		—		—		—		—
Total	2,274,567		—		—		—		—		—

(1)	Mr. Wilkinson was appointed our President and Chief Executive Officer effective on April 29, 2014 pursuant to an Employment Agreement dated April 21, 2014 with the Company.

(2)

Represents the amount payable under the named executive officer’s employment agreement for (i) any earned but unpaid base salary through the termination date; (ii) any annual cash incentive award earned but unpaid for the prior fiscal year, which amount is paid within two and one-half months following the end of the then current calendar year; and (iii) any accrued but unused vacation time.

(3)

Represents the amount payable under the named executive officer’s employment agreement for vested accrued benefits and other payments, if any, which such officer or his dependents are entitled to under our employee benefit arrangements, plans and programs, as of the termination date, except severance pay plans.

(4)	Represents the amount payable under Mr. Wilkinson’s employment agreement with us, with the aggregate amount due paid in equal installments for a period of 12 months from the termination date.

(5)

Represents the estimated amount of the pro rata award payable under the named executive officer’s employment agreement, which amount will be paid within two and one-half months following the end of the calendar year to which it relates.

(6)	Represents the estimated cost to continue the named executive officer’s benefits for a period of 24 months from the termination date.

(7)	Represents the estimated cost to continue the named executive officer’s medical benefits for a period of six months from the termination date under such officer’s employment agreement.

(8)

Represents the value realized on the acceleration of the vesting of all unvested stock options scheduled to vest within 12 months from the termination date, which value is determined for each unvested stock option (subject to vesting within 12 months) by subtracting the exercise price for such stock option from $31.68, the closing price of our common stock on December 31, 2014, the termination date.

(9)

Represents the value realized on the acceleration of the vesting of all unvested stock options scheduled to vest in the calendar year of the termination upon the certification of the compensation committee based on the achievement of performance goals through the termination date, which value is determined for each unvested stock option by subtracting the exercise price for such stock option from $31.68 the closing price of our common stock on December 31, 2014, the termination date.

(10)

Represents the value realized on the acceleration of the vesting of all unvested stock options, which value is determined for each unvested stock option by subtracting the exercise price for such stock option from $31.68, the closing price of our common stock on December 31, 2014, the termination date.

(11)

Represents the value realized on the acceleration of the vesting of all shares of restricted stock scheduled to vest within 12 months from the termination date, which value is determined by multiplying $31.68, the closing price of our common stock on December 31, 2014, the termination date, by the number of shares of restricted stock (subject to vesting within 12 months) as of such date.

(12)

Represents the value realized on the acceleration of the vesting of 50% of all shares of restricted stock, which value is determined by multiplying $31.68, the closing price of our common stock on December 31, 2014, the termination date, by the number of shares of such restricted stock as of such date.

(13)

Represents the value realized on the acceleration of the vesting of all shares of restricted stock, which value is determined by multiplying $31.68, the closing price of our common stock on December 31, 2014, the termination date, by the number of shares of restricted stock as of such date.

(14)

Represents the value received on the acceleration of the vesting of the unvested portion of the matching contributions made by us for the benefit of the named executive officer under our non-qualified deferred compensation plan.

(15)	Represents the amount payable under Mr. Reasons’ employment agreement with us, with the aggregate amount due paid in equal installments for a period of 12 months from the termination date.

(16)	Represents the amount payable under Mr. Nestor’s employment agreement with us, with the aggregate amount due paid in equal installments for a period of 12 months from the termination date.

(17)	Represents the amount payable under Mr. Schlossberg’s employment agreement with us, with the aggregate amount due paid in equal installments for a period of 12 months from the termination date.

(18)	Represents the amount payable under Mr. Nornhold’s employment agreement with us, with the aggregate amount due paid in equal installments for a period of 12 months from the termination date.

(19)

Dr. Hsu resigned from the Company effective April 21, 2014. Pursuant to the Separation Agreement dated as of June 24, 2013 between Dr. Hsu and the Company, the Company agreed to provide Dr. Hsu with termination benefits consisting of: (i) a base cash payment in an aggregate amount equal to $111,935, representing the amount payable under Dr. Hsu’s employment agreement for (x) any earned but unpaid base salary through the retirement date of April 21, 2014, (y) any annual cash incentive award earned but unpaid for the prior fiscal year and (z) any accrued but unused vacation time; (ii) cash payments in an aggregate amount equal to $2,838,817, representing (x) two times Dr. Hsu’s base salary as of April 21, 2014 and (y) two times Dr. Hsu’s average annual bonus paid for each completed fiscal year since January 1, 2010; (iii) $340,406, representing the pro rata portion of Dr. Hsu’s target bonus for 2014; (iv) $50,159, representing the costs of continued health insurance benefits for Dr. Hsu and his dependents for up to 24 months following the date of his retirement; and (v) $2,333,177, representing the value realized on the acceleration of the vesting of Dr. Hsu’s unvested stock options and shares of restricted stock scheduled to vest within the next 12 months and a 12-month period following April 21, 2014 within which he may exercise his vested stock options.

(20)

Dr. Ben-Maimon resigned from the Company effective November 3, 2014. Pursuant to the Separation Agreement dated as of October 22, 2014 between Dr. Ben-Maimon and the Company, the Company agreed to provide Dr. Ben-Maimon with termination benefits consisting of (i) a base cash payment in an aggregate amount equal to $23,091 representing the amount payable under Dr. Ben-Maimon’s employment agreement for (x) any earned but unpaid base salary through the retirement date of November 3, 2 014, (y) any annual cash incentive award earned but unpaid for the prior fiscal year and (z) any accrued but unused vacation time; (ii) cash payments in an aggregate amount equal to $1,242,677, representing (x) one and a half times Dr. Ben-Maimon’s base salary as November 3, 2014 and (y) one and a half times Dr. Ben-Maimon’s average annual bonus paid for each completed fiscal year since September 6, 2011; (iii) $453,248, representing the amount of her 2014 target bonus payable at the same time related bonuses were paid to the Company’s continuing executives, with the amount of such bonus determined based on the achievement of the Company’s performance goals as determined by the Company’s Board of Directors; (iv) $54,930, representing the costs of continued health insurance benefits for Dr. Ben-Maimon and her dependents until the earlier of the (A) November 3, 2016 and (B) date Dr. Ben-Maimon and her dependents cease to be eligible for such coverage; and (v) $500,621, representing the value realized on the acceleration of vesting of Dr. Ben-Maimon’s stock options and restricted stock awards within the next 12 months and a 12-month period following November 3, 2014 within which she may exercise her vested stock options.

 Potential Payments upon Change in Control

Other than as noted below, the following table shows the potential benefit to each named executive officer related to (i) the acceleration of the vesting of the unvested portions of the stock options and the restricted stock held by such officer under the 1999 Plan and the 2002 Plan assuming a change in control event occurred on December 31, 2014 and (ii) the acceleration of the vesting of the unvested portion of the matching contributions made by us for the benefit of the named executive officer under our non-qualified deferred compensation plan upon the occurrence of a “change in control” of our company:

	Option Awards		Stock Awards
Named Executive Officer and Change in Control Event	Number of Securities Underlying Unvested Options (#)	Accelerated Vesting of Unvested Options ($)(1)	Number of Shares of Unvested Restricted Stock (#)	Accelerated Vesting of Restricted Stock ($)(2)	Accelerated Vesting of Matching Contributions by us ($)(3)
G. Frederick Wilkinson
Equity plan change in control event	—	—	475,000	15,048,000	—
Non-Qualified Deferred Compensation	—	—	—	—	21,716

Bryan M. Reasons
Equity plan change in control event	94,000	888,110	45,400	1,438,272	—
Non-Qualified Deferred Compensation	—	—	—	—	57,637

Michael J. Nestor
Equity plan change in control event	118,375	1,093,429	51,350	1,626,768	—
Non-Qualified Deferred Compensation	—	—	—	—	0

Mark A. Schlossberg
Equity plan change in control event	129,834	1,265,901	53,434	1,692,789	—
Non-Qualified Deferred Compensation	—	—	—	—	64,321

Jeffrey D. Nornhold
Equity plan change in control event	55,000	354,200	35,910	1,137,629	—
Non-Qualified Deferred Compensation	—	—	—	—	23,076

(1)	Based on the difference between the closing price of our common stock on December 31, 2014 of $31.68 per share and the exercise price of the stock option.

(2)	Based on the closing price of our common stock on December 31, 2014 of $31.68 per share.

(3)

Represents the value received on the acceleration of the vesting of the unvested portion of the matching contributions made by us for the benefit of the named executive officer under our non-qualified deferred compensation plan.

Compensation Committee Interlocks and Insider Participation

Drs. Leslie Z. Benet and Nigel Ten Fleming and Mr. Robert L. Burr served as members of the compensation committee during the year ended December 31, 2014, with Mr. Burr serving as chairman. None of them was, at any time during the last fiscal year, a current or former officer or an employee of the Company, or engaged in certain related transactions with us, as required to be disclosed by SEC regulations. Additionally, there were no compensation committee “interlocks” during the year ended December 31, 2014, which generally means that none of our executive officers served as a director or member of the compensation committee of any other entity that had an executive officer serving as a member of our board or our compensation committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated by the SEC. Based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2014 and this proxy statement.

This Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this proxy statement, except to the extent that the Company specifically requests that the report be incorporated by reference.

THE COMPENSATION COMMITTEE

Robert L. Burr (Chairman)

Dr. Leslie Z. Benet

Dr. Nigel Ten Fleming

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transactions

Ann Hsu, Ph.D., wife of Larry Hsu, Ph.D., our former President and Chief Executive Officer and current member of our board of directors, was employed as our Vice President, Clinical Research until November 2014, at an annual salary of $338,809; she received an aggregate amount of $304,662 in base compensation in 2014 prior to her resignation from the Company. Dr. Ann Hsu also received a cash payment in the amount of $116,061 in November 2014, representing her target cash incentive award for her performance in 2014, and in March 2014, Dr. Ann Hsu received an annual cash incentive award of $193,623 for her 2013 performance.   In 2014, we matched Dr. Ann Hsu’s contributions to the non-qualified deferred compensation plan and 401(k) plan in the aggregate amount of $30,910. Prior to her resignation from the Company, Dr. Ann Hsu was also entitled to customary benefits awarded to our employees.

Review, Approval or Ratification of Transactions with Related Persons

We have adopted written policies and procedures regarding related-party transactions. Our policy covers any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which we or any of our subsidiaries was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect interest. Under this policy, the audit committee must approve all transactions between us or one of our subsidiaries and a director, nominee for director, executive officer, five percent stockholder, certain related entities or immediate family members of a director, nominee for director, executive officer or five percent stockholder that would be required to be disclosed in our proxy statements. The policy also authorizes the chairman of the audit committee to approve, or reject, proposed related-party transactions in those instances in which it is not practicable or desirable for us to wait until the next audit committee meeting.

PROPOSAL TWO — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As discussed in “Executive Compensation — Compensation Discussion and Analysis,” our overall compensation goal is to reward our executive officers in a manner that supports our pay-for-performance philosophy while maintaining an overall level of compensation that we believe is reasonable and competitive. Our compensation policies and procedures are described in detail in “Executive Compensation — Compensation Discussion and Analysis.”

Pursuant to Section 14A of the Exchange Act, we are required to submit a proposal to stockholders for a (non-binding) advisory vote to approve the compensation of our named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this proxy statement. Accordingly, the following resolution is submitted for stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of Impax Laboratories, Inc. approve, on an advisory basis, the compensation of its named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables regarding named executive officer compensation and the narrative disclosures that accompany the compensation tables.”

At our 2014 annual meeting, our stockholders approved the compensation of our named executive officers, with over 97% of the votes cast in favor of the “say-on-pay” proposal.  We believe this affirms our stockholders’ support of our approach to executive compensation.

As this is an advisory vote, the result will not be binding on us, our board or the compensation committee, although our board and the compensation committee will consider the outcome of the vote when making future compensation decisions for named executive officers.  Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

The board of directors has adopted a policy of submitting a “say-on-pay” vote to our stockholders on an annual basis until the next stockholder advisory vote on the frequency of “say-on-pay” votes (which is required to be held at least every six years) or until our board modifies its policy.  Unless our board modifies its policy, the next “say-on-pay” advisory vote will be held at the 2016 annual meeting of stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL THREE — RATIFICATION OF APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 The firm of KPMG LLP has served as our independent registered public accounting firm since February 28, 2011 and conducted the audit of our consolidated financial statements for each of the fiscal years during the three year period ended December 31, 2014.

The audit committee has approved the appointment of KPMG LLP to serve as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2015. Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by applicable law, or by our Restated Certificate of Incorporation, amended and restated bylaws, as amended, or other governing documents. Nonetheless, the audit committee is submitting the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the appointment of KPMG LLP, the audit committee will reconsider whether or not to retain the firm. Even if the appointment is ratified, the audit committee may, in its discretion, direct the engagement of a different independent registered public accounting firm at any time during the year if it determines such change would be in our best interests and in the best interests of our stockholders.

A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions from stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

Principal Accountant Fees and Services

The aggregate fees for professional services rendered for us by KPMG LLP for the years ended December 31, 2014 and December 31, 2013 were:

Services Rendered	2014	2013
Audit Fees (a)	$1,125,000	$1,013,333
Audit Related Fees (b)	362,528	157,750
Tax Fees (c)	1,774,499	701,556
Total Fees	$3,262,027	$1,872,639

(a)

Audit Fees billed for the years ended December 31, 2014 and 2013 were for the integrated audit of our annual consolidated financial statements, review of financial statements included in our quarterly reports on Form 10-Q and statutory engagements.

(b)

Audit Related Fees billed in the years ended December 31, 2014 and 2013 included approximately $295,000 and $122,000, respectively, related to various due diligence projects. Audit Related Fees billed in the years ended December 31, 2014 and 2013 also included fees related to the Company’s employee benefit plan audit.

(c)

Tax Fees for the years ended December 31, 2014 and 2013 were in connection with a compliance review of our federal and state tax returns and other United States and global tax consulting services.  In addition, tax fees for the year ended December 31, 2014 included tax service fees of $1,224,000 related to various due diligence projects.

The aggregate fees included in Audit Fees are fees billed for the fiscal year. The aggregate fees included in Audit Related Fees and Tax Fees are fees billed in the fiscal year.

Pre-Approval Policies and Procedures

The audit committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The audit committee has adopted a policy to require advance approval of all audit and audit related services, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to such year, the audit committee must approve the permitted service before the independent registered public accounting firm is engaged to perform such services. All non-audit services provided by KPMG LLP during fiscal years 2014 and 2013 were pre-approved in accordance with the pre-approval policy described above. The audit committee has considered and determined the services provided by KPMG LLP are compatible with KPMG LLP maintaining its independence.

AUDIT COMMITTEE REPORT

On February 19, 2015, the audit committee reviewed and discussed with management the audited financial statements of the Company. The committee also discussed with the Company’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed by Auditing Standards No. 16, “Communications with Audit Committees”, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The audit committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the audit committee concerning independence, and has discussed with KPMG LLP its independence. Based upon the review and discussions referred to above, the committee recommended to the board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

This Audit Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this proxy statement, except to the extent that the Company specifically requests that the report be incorporated by reference.

THE AUDIT COMMITTEE

Peter R. Terreri (Chairman)

Robert L. Burr

Dr. Allen Chao

Michael Markbreiter

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the record date (except as otherwise noted in the footnotes) regarding the beneficial ownership of our common stock by: (i) each person known by us to beneficially own more than five percent of our outstanding common stock; (ii) each director and nominee for director; (iii) each executive officer named in the Summary Compensation Table in “Executive Compensation — Summary Compensation Table;” and (iv) all of our directors and executive officers as a group. As of the record date, 71,897,115 shares of our common stock were outstanding. Except as otherwise indicated, to our knowledge, the beneficial owners of shares of common stock listed below have sole voting and investment power with respect to such shares.

	Shares Beneficially Owned (1) Common Stock
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
5% Stockholders:
BlackRock, Inc.	7,173,254	(2)	10.1%
55 East 52nd Street New York, NY 10022
OrbiMed Advisors LLC	6,828,000	(3)	9.6%
601 Lexington Avenue, 54th Floor
New York, NY 10022
The Vanguard Group	4,586,280	(4)	6.4%
100 Vanguard Boulevard Malvern, PA 19355
Current Executive Officers and Directors:
Leslie Z. Benet, Ph.D.	171,151	(5)	*
Robert L. Burr	126,516	(6)	*
Allen Chao, Ph.D.	417,429	(7)	*
Nigel Ten Fleming, Ph.D.	53,100	(8)	*
Larry Hsu, Ph.D.	3,689,682	(9)	5.1%
Michael Markbreiter	66,333	(10)	*
Michael Nestor	366,736	(11)	*
Jeffrey D. Nornhold	86,959	(12)	*
Mary K. Pendergast, J.D.	18,334	(13)	*
Bryan M. Reasons	114,496	(14)	*
Mark A. Schlossberg	226,205	(15)	*
Peter R. Terreri	128,354	(16)	*
G. Frederick Wilkinson	573,919	(17)
All current directors and executive officers as a group (13 persons)	6,039,214	(18)	8.4%

*	Less than one percent.

(1)

Beneficial ownership is determined in accordance with the rules of the SEC based on factors such as voting or investment power with respect to shares of our common stock and includes shares of common stock currently issuable or issuable within 60 days of the record date upon the exercise of stock options. Shares of common stock currently issuable or issuable within 60 days of the record date upon the exercise of stock options are deemed to be outstanding in computing the percentage of beneficial ownership of the person holding such securities, but are not deemed to be outstanding in computing the percentage of beneficial ownership of any other person. The address for all our current directors and executive officers is c/o Impax Laboratories, Inc., 30831 Huntwood Avenue, Hayward, CA 94544.

(2)

Based solely on Schedule 13G/A filed with the SEC on January 9, 2015 by BlackRock, Inc., referred to as “BlackRock.” According to the Schedule 13G/A, BlackRock, in its capacity as a parent holding company or control person for certain of its subsidiaries, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd. and BlackRock Investment Management, LLC has sole voting and sole investment power over all such shares. The Schedule 13G/A indicates that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of these shares but that no one person’s interest in the shares is more than five percent of the total outstanding shares of common stock.

(3)

Based solely on Schedule 13G/A jointly filed with the SEC on February 17, 2015 by OrbiMed Advisors LLC, OrbiMed Capital LLC and Samuel D. Isaly. According to the Schedule 13G/A, OrbiMed Advisors LLC has shared voting and dispositive powers with respect to 2,651,800 shares, OrbiMed Capital LLC has shared voting and dispositive powers with respect to 4,176,200 shares and Samuel D. Isaly has shared voting and dispositive powers with respect to all the shares.

(4)

Based solely on Schedule 13G/A filed with the SEC on February 10, 2015 by The Vanguard Group, referred to as “Vanguard.” According to the Schedule 13G/A, Vanguard has sole voting power with respect to 95,956 shares, sole dispositive power over 4,496,124 shares and shared dispositive power over 90,156 shares.  The Schedule 13G/A indicates that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 90,156 shares as a result of its serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 5,800 shares as a result of its serving as investment manager of Australian investment offerings.

(5)

Represents 8,100 shares of common stock held by Dr. Benet directly, 600 shares of common stock held by The Benet Family Trust, as to which Dr. Benet has shared voting and investment power, and 162,451 shares of common stock underlying options that may be exercised within 60 days of the record date.

(6)

Represents 48,625 shares of common stock held by Mr. Burr directly, 6,057 shares of common stock held by Robert L. Burr IRA account, as to which Mr. Burr has sole voting and investment power, and 71,834 shares of common stock underlying options that may be exercised within 60 days of the record date.

(7)

Represents 57,595 shares of common stock held by Dr. Chao directly, 180,000 shares of common stock held by the Allen Chao and Lee-Hwa Chao Family Trust, 116,000 shares of common stock held by Allen Chao Interest, Ltd. and 20,000 shares of common stock held by MAL Investment, each as to which Dr. Chao has voting and investment power, and 43,834 shares of common stock underlying options that may be exercised within 60 days of the record date.

(8)	Represents 11,266 shares of common stock held by Dr. Fleming directly and 41,834 shares of common stock underlying options that may be exercised within 60 days of the record date.

(9)

Represents 55,151 shares of common stock held by Dr. Hsu directly, 2,545,300 shares of common stock held by The Hsu Family Trust, as to which Dr. Hsu has shared voting and investment power, 806,334 shares of common stock underlying options held by Dr. Hsu that may be exercised within 60 days of the record date, 282,897 shares of common stock held by Dr. Hsu’s spouse, which Dr. Hsu shares voting and investment power.  Excludes 1,717,461 shares of common stock held in trusts for the benefit of Dr. Hsu’s children, as to which Dr. Hsu does not have voting or investment power and as to which he disclaims beneficial ownership.

(10)	Represents 14,499 shares of common stock held by Mr. Markbreiter directly and 51,834 shares of common stock underlying options that may be exercised within 60 days of the record date.

(11)

Represents 126,466 shares of common stock owned by Mr. Nestor directly, 3,645 shares held by Mr. Nestor’s spouse, as to which Mr. Nestor shares voting and investment power, and 236,625 shares of common stock underlying options that may be exercised within 60 days of the record date.

(12)	Represents 73,209 shares of common stock held by Mr. Nornhold directly and 13,750 shares of common stock underlying options that may be exercised within 60 days of the record date.

(13)	Represents 10,500 shares of common stock owned by Ms. Pendergast directly and 7,834 shares of common stock underlying options that may be exercised within 60 days of the record date.

(14)	Represents 74,746 shares of common stock held by Mr. Reasons directly and 39,750 shares of common stock underlying options that may be exercised within 60 days of the record date.

(15)	Represents 95,205 shares of common stock owned by Mr. Schlossberg directly and 131,000 options to purchase shares of common stock are exercisable within 60 days of the record date.

(16)	Represents 41,520 shares of common stock held by Mr. Terreri directly and 86,834 shares of common stock underlying options that may be exercised within 60 days of the record date.

(17)	Represents 573,919 shares of common stock held by Mr. Wilkinson directly.

(18)	Includes 1,693,914 shares of common stock underlying options that may be exercised within 60 days of the record date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and holders of more than 10% of our stock are required by SEC regulations to provide us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and any written representations that no other reports were required during 2014, all Section 16(a) filing requirements applicable to our directors, executive officers and holders of more than 10% of our stock were complied with during 2014, except that (i) Dr. Benet filed one late Form 4 reporting one transaction not reported on a timely basis and (ii) Mr. Schlossberg filed one late Form 4 reporting one transaction not reported on a timely basis.

STOCKHOLDER PROPOSALS

All stockholder proposals, including stockholder recommendations of potential director nominees, for our 2016 annual meeting must be received by our Corporate Secretary in writing at our principal executive offices located at 30831 Huntwood Avenue, Hayward, California 94544, no later than December 16, 2015 to receive consideration for inclusion in our proxy materials relating to that meeting under Rule 14a-8 of the Exchange Act. If the date of our 2015 annual general meeting is more than 30 days before or 30 days after the anniversary date of our 2015 annual general meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials. In addition, the proposal must comply with the requirements of Rule 14a-8 of the Exchange Act, any other applicable rules established by the SEC and our amended and restated bylaws, as amended.

Pursuant to our amended and restated bylaws, in order for a stockholder to present a proposal (other than proposals sought to be included in our proxy statement pursuant to Rule 14a-8 of the Exchange Act) at, or make a nomination for, the 2016 annual meeting, such stockholder must deliver a written notice of such proposal and/or nomination to, or it must be mailed and received by, our Corporate Secretary at our principal executive offices no earlier than the close of business on January 13, 2016, and not later than the close of business on February 12, 2016. If the date of our 2016 annual general meeting is more than 30 days before or 60 days after the anniversary date of our 2015 annual general meeting, notice must be given not earlier than the 120th day prior to the annual meeting date and not later than the 90th day prior to the annual meeting date or, if the first public disclosure of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public disclosure of the annual meeting date is first made by us. Stockholders are also advised to review our amended and restated bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

HOUSEHOLDING

In order to reduce printing costs and postage fees, we have adopted the process called “householding” for mailing our annual report and proxy statement to “street name holders,” which refers to stockholders whose shares are held in a stock brokerage account or by a bank or other nominee. This means that street name holders who share the same last name and address will receive only one copy of our annual report and proxy statement, unless we receive contrary instructions from a street name holder at that address.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive multiple copies of our proxy statement and annual report at the same address in the future, you may send a written request to: Mark Donohue, Vice President, Investor Relations and Corporate Communications, Impax Laboratories, Inc., 121 New Britain Blvd., Chalfont, Pennsylvania 18914 or by calling Mark Donohue at (215) 558-4526. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of our proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. Eligible stockholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting us in the same manner.

ANNUAL REPORTS

This proxy statement is accompanied by our 2014 Annual Report to Stockholders which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC, excluding exhibits. Each stockholder solicited under this proxy statement can obtain a copy of our Annual Report on Form 10-K for the year ended December 31, 2014, without charge, except for exhibits to such report, by sending a written request to Mark Donohue, Vice President, Investor Relations and Corporate Communications, Impax Laboratories, Inc., 121 New Britain Blvd., Chalfont, Pennsylvania 18914.  Exhibits to our Annual Report on Form 10-K are available upon written request, as directed above, and payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. Such stockholders can also access an electronic copy of this proxy statement and our 2013 Annual Report to Stockholders at www.voteproxy.com, which does not have “cookies” that identify visitors to the site.  Copies of this proxy statement and our 2014 Annual Report on Form 10-K may also be obtained without charge through the SEC’s website at www.sec.gov.

By Order of the Board of Directors,

Mark A. Schlossberg, Esq.
Senior Vice President, General Counsel and Corporate Secretary

Hayward, California

April 14, 2015

ANNUAL MEETING OF STOCKHOLDERS OF

IMPAX LABORATORIES, INC.

May 12, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17901

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00033333333303030100 4   051215

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1, AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

IMPORTANT NOTICE

The proxies are authorized to vote in their discretion such other business as may properly come before the 2015 Annual Meeting or any adjournment or postponement thereof. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. **If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposal 2 and FOR Proposal 3.**

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS			
Leslie Z. Benet, Ph.D.	☐	☐	☐
Robert L. Burr	☐	☐	☐
Allen Chao, Ph.D.	☐	☐	☐
Nigel Ten Fleming, Ph.D.	☐	☐	☐
Larry Hsu, Ph.D.	☐	☐	☐
Michael Markbreiter	☐	☐	☐
Mary K. Pendergast, J.D.	☐	☐	☐
Peter R. Terreri	☐	☐	☐
G. Frederick Wilkinson	☐	☐	☐
2. TO APPROVE, BY NON-BINDING VOTE, NAMED EXECUTIVE OFFICER COMPENSATION.	☐	☐	☐
3. RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.	☐	☐	☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

IMPAX LABORATORIES, INC.

May 12, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17901

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00033333333303030100 4 051215

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1, AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

IMPORTANT NOTICE

The proxies are authorized to vote in their discretion such other business as may properly come before the 2015 Annual Meeting or any adjournment or postponement thereof. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. **If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposal 2 and FOR Proposal 3.**

	FOR	AGAINST	ABSTAIN
2. TO APPROVE, BY NON-BINDING VOTE, NAMED EXECUTIVE OFFICER COMPENSATION.	☐	☐	☐
3. RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.	☐	☐	☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.